                       SECURITIES AND EXCHANGE COMMISSION

                             Washington D. C.  20549


                                   -----------

                                    FORM 8-K

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report
(Date of earliest event reported):                February 18, 1997



                       Hecla Mining Company

------------------------------------------------------------------
      (Exact name of registrant as specified in its charter)



                             Delaware

------------------------------------------------------------------
           (State or other jurisdiction of incorporation)


          1-8491                             82-0126240

------------------------------------------------------------------
(Commission File Number)         (IRS Employer Identification No.)



6500 Mineral Drive
Coeur d'Alene, Idaho                         83814-8788

------------------------------------------------------------------
(Address of principal executive offices)      (Zip Code)



                         (208) 769-4100

------------------------------------------------------------------
                  (Registrant's Telephone Number)





                                Page 1 of 3 Pages

Item 5.   Other Events.
          ------------

          Attached  hereto   and  incorporated  herein  by   reference  are  the
following:

          (a) Registrant's Management Discussion and Analysis for Registrant for the year ended December 31, 1996, as Exhibit 99.1; and

          (b) Registrant's Audited Consolidated Financial Statements as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, together with the report of Coopers & Lybrand L.L.P. thereon, as Exhibit 99.2.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.
          ------------------------------------------------------------------

          Exhibit 99.1 Management's Discussion and Analysis for Registrant for the year ended December 31, 1996.

          Exhibit 99.2   Registrant's Audited Consolidated Financial Statements.

          Exhibit 23.1 Consent of Coopers & Lybrand L.L.P., to incorporation by reference of their report dated February 7, 1997, on the Consolidated Financial Statements of the Registrant in the Registrant's Registration Statements on Forms S-3 (No. 33-72832 and No. 33-59659), and Forms S-8 (No.
                         33-7833, No. 33-41833, No.  33-14758, No. 33-40691, No.
                         33-60095 and No. 33-60099).
























                                Page 2 of 3 Pages

                                    SIGNATURE
                                    ---------

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                              HECLA MINING COMPANY




                              By  /s/ Nathaniel K. Adams
                                ---------------------------------------
                                Name:   Nathaniel K. Adams
                                Title:  Corporate Counsel and
                                             Assistant Secretary


Dated:  February 18, 1997






























                                Page 3 of 3 Pages

                                  EXHIBIT INDEX

Exhibit No.              Title
-----------              -----

Exhibit 99.1 Management's Discussion and Analysis for Registrant for the year ended December 31, 1996.

Exhibit 99.2   Registrant's Audited Consolidated Financial Statements.

Exhibit 23.1 Consent of Coopers & Lybrand L.L.P., to incorporation by reference of their report dated February 7, 1997, on the Consolidated Financial Statements of the Registrant in the Registrant's Registration Statements on Forms S-3 (No. 33-72832 and No. 33-59659), and Forms S-8 (No. 33-7833, No. 33-41833, No.
               33-14758, No. 33-40691, No. 33-60095 and No. 33-60099).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

INTRODUCTION

Hecla Mining Company (Hecla or the Company) is primarily involved in exploration, development, mining, and processing of gold, silver, lead, zinc, and industrial minerals. As such, the Company's revenues and profitability are strongly influenced by world prices of gold, silver, lead, and zinc, which fluctuate widely and are affected by numerous factors beyond the Company's control, including inflation and worldwide forces of supply and demand for precious and base metals. The aggregate effect of these factors is not possible to accurately predict. In the following descriptions, where there are changes that are attributable to more than one factor, the Company presents each attribute in descending order relative to the attribute's importance to the overall change.

Except for the historical information contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations, the matters
discussed   below  are  forward-looking   statements  that   involve  risks  and
uncertainties,   including  the  timely  development  of existing properties and reserves (such as the Company's Rosebud joint-venture project) and future projects, the impact of metals prices and metal production volatility, changing market conditions and the regulatory environment and the other risks detailed below, and, from time to time, as necessary, in the Company's periodic reports
filed   with   the  Securities   and   Exchange   Commission  (see   "Investment
Considerations" of Part I, Item 1 of the Company's December 31, 1995, Form 10-K)
 .   As a  result, actual results  may differ materially  from those projected or implied.  These forward-looking statements  represent the Company's judgment  as
of  the date of  this filing.   The  Company disclaims,  however, any  intent or
obligation to update these forward-looking statements as circumstances change or develop.

The Company incurred losses applicable to common shareholders for each of the past three years in the period ended December 31, 1996. If the Company's estimates of market prices of gold, silver, lead, and zinc are realized in 1997, the Company expects to record income or (loss) in the range of a $(2.0) million loss, to $2.0 million income, after the expected dividends to preferred shareholders totaling approximately $8.1 million for the year ending December 31, 1997. Due to the volatility of metals prices and the significant impact metals price changes have on the Company's operations, there can be no assurance that the actual results of operations for 1997 will be as projected.

The variability of metals prices requires that the Company, in assessing the impact of prices on recoverability of its metals segment assets, exercise judgment as to whether price changes are temporary or are likely to persist. The Company performs a comprehensive evaluation of the recoverability of its assets on a periodic basis. This evaluation includes a review of estimated future net cash flows against the carrying value of the Company's assets.
Moreover, a review is made on a quarterly basis to assess the impact of significant changes in market conditions and other factors. Asset write-downs may occur if the Company determines that the carrying values attributed to individual assets are not recoverable given reasonable expectations for future production and market conditions.

At the Company's Grouse Creek mine in which Hecla had an 80% interest in 1996, following the end of the third quarter of 1996, the Company completed metallurgical testing and economic analysis of the Grouse deposit which had been ongoing throughout 1996. Based on the information gathered through such period, as well as then current metals prices, the Company determined that the ore contained in the Grouse deposit was not economical at the then current metals prices, and the Company determined to suspend operations at the Grouse Creek mine. The mine will be placed on a care-and-maintenance status upon completion of mining at the Sunbeam pit which is estimated to occur during the second quarter of 1997. In connection with the decision to suspend operations at the Grouse Creek mine, the Company determined that certain third quarter 1996 adjustments were required to properly reflect the Company's interest in the property at net realizable value totaling approximately $5.3 million and future severance, holding, reclamation, and closure costs totaling approximately $22.5 million.

On January 31, 1997, Great Lakes Minerals Inc. (Great Lakes) and the Company entered into a letter agreement terminating the Grouse Creek joint venture and conveying Great Lakes' 20% interest in the Grouse Creek project to Hecla. Great Lakes retained a 5% defined net proceeds interest in the project. The Company has assumed 100% of the interests and obligations associated with the property.

In September 1996, the Company announced that the operator of the American Girl gold mine, in which the Company has a 47% joint-venture interest, had determined that operations at the American Girl mine would be suspended effective November 4, 1996. During the first six months of 1996 and continuing into the third quarter of 1996, the American Girl gold mine experienced significantly higher than anticipated operating costs and lower than expected recovered gold ore grade. Based on its periodic review of the carrying value of the Company's mining properties, the Company determined that a third quarter carrying value adjustment totaling $7.6 million was required to properly reflect the estimated net realizable value of its interest in the American Girl joint venture. The amount of the adjustment was based on the Company's carrying value of its interest in the American Girl mine in excess of estimated discounted future cash flows. In addition to the carrying value adjustment, the Company also recorded a $0.3 million provision for closed operations to increase the Company's recorded liability for reclamation and closure costs to its estimate of its interest in future closure and reclamation costs at the American Girl mine.

In 1996, Hecla and Santa Fe Pacific Gold Corporation (Santa Fe) entered into an agreement for a 50/50 joint venture to develop the Company's Rosebud property in Pershing County, Nevada. Pursuant to the agreement, a limited liability corporation was established, with each party owning a 50% interest, to develop the Rosebud gold property, which is an underground, oxide gold deposit. Under the terms of the agreement, Hecla will manage the mining activities and ore will be trucked approximately 100 miles to Santa Fe's Twin Creeks Pinon mill for processing. Total mine-site capital expenditures are currently estimated to be approximately $20.0-$25.0 million. Under the terms of the joint venture, Santa Fe is responsible for funding the first $12.5 million of mine-site development costs plus road and mill facility improvements. Santa Fe also contributed to the joint venture exploration property adjacent to the Rosebud property, and will fund the first $1.0 million in exploration expenditures, and two-thirds of future expenditures beyond the initial $1.0 million for further exploration efforts at the project.

Following the decision to develop the Rosebud project, Euro-Nevada Mining Corporation Inc. (Euro-Nevada) exercised its option to purchase an additional 1.5% Net Smelter Return royalty (NSR) from the Company for $2.5 million. The Company received and recorded a gain of $2.5 million in the fourth quarter of 1996 from this transaction, and Euro-Nevada now holds a 4% NSR royalty on production from the Rosebud property. Production at the Rosebud joint venture project is expected to begin in May 1997.

In connection with signing the Rosebud joint-venture agreement, a separate joint venture agreement concerning the Golden Eagle property in Ferry County, Washington, was entered into between Hecla and Santa Fe. Santa Fe paid Hecla $2.5 million for an immediate 75% interest in the Golden Eagle joint venture. The Company recorded a gain on the transaction totaling $0.6 million. In addition, Santa Fe is obligated to fund all expenditures required at the Golden Eagle through the feasibility stage.

In July 1996, operations recommenced at the Greens Creek silver mine in Alaska. Grinding and flotation circuit activities in the mill commenced ahead of schedule. The Company holds a 29.73% interest in the mine through a joint venture with Kennecott Greens Creek Mining Company, the operator of the property. Production levels continued to increase following the recommencement of operations in July 1996, and full production levels were achieved in January 1997.

In 1997, the Company expects to produce between 145,000 and 157,000 ounces of gold compared to actual 1996 gold production of approximately 169,000 ounces of gold. The 1997 estimated gold production includes 69,000 to 72,000 ounces from the Company's La Choya mine, 38,000 to 43,000 ounces from the Company's interest in the Rosebud mine, 18,000 to 20,000 ounces from the Company's Grouse Creek mine, 20,000 to 22,000 ounces from the Company's interest in the Greens Creek mine and other sources. The Company's share of silver production for 1997 is expected to be between 5.7 and
6.2 million ounces compared to 1996 production of approximately 3.0 million ounces. The 1997 estimated silver production includes 2.1 to 2.3 million ounces from the Lucky Friday mine, 3.4 to 3.7 million ounces from the Company's interest in the Greens Creek mine and an additional 0.2 million ounces from other sources.

In 1996, the Company shipped approximately 1,072,000 tons of industrial minerals, including ball clay, kaolin, feldspar, and specialty aggregates. The Company's shipments of industrial minerals are expected to increase in 1997 to approximately 1,095,000 tons. Additionally, the Company expects to ship approximately 930,000 cubic yards of landscape material from its Mountain West Products subsidiary in 1997 compared to 996,000 cubic yards in 1996.

RESULTS OF OPERATIONS

1996 vs 1995

The Company incurred a net loss of approximately $32.4 million ($0.63 per common share) in 1996 compared to a net loss of approximately $101.7 million ($2.11 per common share) in 1995. After $8.1 million in dividends to holders of the Company's Series B Cumulative Convertible Preferred Stock, the Company's loss applicable to common shareholders for 1996 was approximately $40.4 million, or $0.79 per common share compared to $109.8 million, or $2.28 per common share in 1995. The 1996 decreased loss was due to a variety of factors, the most significant of which was the write-down of the Company's interest in the Grouse Creek mine in the third quarter of 1995 totaling $97.0 million, compared to 1996 adjustments totaling $35.7 million for severance, holding, reclamation, closure costs, and carrying value adjustments for property, plant, and equipment and certain other assets at the Grouse Creek and American Girl mines.

Sales of the Company's products increased by approximately $6.6 million, or 4.4%, in 1996 as compared to 1995, principally the result of (1) increased product sales totaling approximately $16.8 million, most notably from the industrial minerals operations where shipment volumes increased at all operations, increased production at the La Choya mine where gold production increased approximately 8,000 ounces, as well as at the Greens Creek mine where the first shipment of product occurred in November 1996 following the recommencement of operations in July 1996; and (2) an increase in the average price of lead. These two factors were partially offset by decreased sales of approximately $10.2 million attributable to

(1) decreased gold and silver production in 1996 at the Grouse Creek mine and Republic gold mine, the latter of which completed operations in February 1995;
(2) decreased sales from the Apex processing facility which was sold in September 1995; and (3) decreased gold production at the Cactus mine due to the completion of operations in 1995.

Comparing the average metal prices for 1995 with 1996, gold increased by 1.0% from $384 per ounce to $388 per ounce, silver decreased slightly from $5.19 per ounce to $5.18 per ounce, lead increased by 20.7% from $0.29 per pound to $0.35 per pound, and zinc decreased slightly from $0.47 to $0.46 per pound.

Cost of sales and other direct production costs increased approximately $5.3 million, or 4.4%, in 1996 compared to 1995, primarily a result of (1) increased production costs of $6.9 million incurred at the industrial minerals operations which correlates to the increased sales volume at these operations; (2) production costs increased at the Lucky Friday mine totaling approximately $2.8 million due to increased mining costs and the nonrecurring 1995 receipt of $1.1 million in insurance proceeds related to an ore conveyance accident in August 1994; (3) increased costs at the La Choya mine of $1.2 million resulting from increased production at the mine; (4) increased costs at the American Girl mine of $0.5 million due to difficulties associated with mining in the Oro Cruz ore body, partially offset by reduced costs following the shutdown of operations in 1996; and (5) increased costs at Greens Creek where costs associated with the first shipment were recognized in the amount of $0.5 million. These increases in cost of sales and other direct production costs were partially offset by decreases in operating costs at other operations, including (1) decreased costs associated with the Apex processing facility totaling $4.1 million resulting from the processing plant being sold in September 1995; (2) decreased costs at the Cactus Unit totaling approximately $1.0 million associated with the completion of operations in 1995; (3) decreased costs at the Grouse Creek mine totaling $0.9 million which is associated with the second quarter 1996 temporary shutdown of operations and the third quarter 1996 decision to suspend operations, as well as higher costs in 1995 associated with the start-up of operations; and (4) decreased operating costs at the Republic mine totaling approximately $0.6 million due to the completion of operations in February 1995.

Cost of sales and other direct production costs as a percentage of sales from products remained constant at 80.2% in 1995 and 1996.

Depreciation, depletion, and amortization decreased $3.0 million, or 12.8%, from 1995 to 1996 principally due to decreased depreciation at the Grouse Creek mine ($6.8 million) primarily due to the write-down of the carrying value of property, plant, and equipment in the third quarter of 1995, partially offset by increased depreciation at (1) the La Choya mine ($1.9 million) due to increased gold production; (2) the Greens Creek mine where operations recommenced on a start-up basis in 1996 ($1.4 million); (3) the American Girl mine ($0.3 million) due to the increased depreciable base associated with development costs of the Oro Cruz, partly offset by the write-down of the carrying value of the American Girl mine property, plant, and equipment, in the third quarter of 1996; and (4) various industrial minerals operations totaling approximately $0.2 million.

Cash operating cost, total cash cost, and total production cost per gold ounce decreased from $286, $288, and $398 in 1995 to $273, $276, and $364 in 1996,
respectively. The decreases in the cash operating cost and total cash cost per ounce are primarily due to decreases in the cost per ounce amounts at the Grouse Creek and La Choya mines, offset by increased cost per ounce amounts at the American Girl mine. Total production costs per ounce decreased principally due to the decreased depreciation, depletion, and amortization expense at the Grouse Creek mine in 1996 which is the result of the 1995 carrying value adjustment, partially offset by increased total production cost per ounce at the American Girl.

Cash operating costs, total cash costs, and total production costs per silver ounce decreased from $4.57, $4.57, and $5.76 in 1995 to $4.24, $4.24, and $5.47
in 1996, respectively. The decreases in the cost per silver ounce are due primarily to increased by-product production and prices, principally lead, in the 1996 period at the Lucky Friday mine. Lead and zinc are by-products at the Lucky Friday mine, the net revenues of which are deducted from production costs in the calculation of production cost per silver ounce.

Other operating expenses decreased by approximately $68.6 million, or 57.7%, from 1995 to 1996, due principally to (1) the decreased reduction in carrying value of mining properties of $84.5 million, consisting of the Company's 1995 reduction in carrying value of the Company's interest in the Grouse Creek mine ($97.0 million) and the Company's interest in the ConSil Corp.'s Silver Summit mine ($0.4 million), partly offset by the 1996 reductions in carrying values of mining properties at the American Girl mine totaling approximately $7.6 million and the Grouse Creek mine totaling approximately $5.3 million; and (2) decreased exploration expenditures of approximately $2.3 million. These decreases were partially offset by an $18.2 million increase in provision for closed operations and environmental matters, consisting of (1) the 1996 provision for the Grouse Creek mine totaling approximately $22.5 million; (2) the increased 1996 provision over the 1995 provision for remediation costs associated with the Coeur d'Alene River Basin of $2.4 million; (3) the American Girl mine closure cost accrual of $0.3 million in 1996; and (4) provision for environmental matters at the Company's former Yellow Pine mine of $0.2 million, partially offset by (1) the 1995 provision totaling $3.4 million for the Bunker Hill Superfund Site; (2) receipt of $2.6 million in insurance proceeds in 1996 related to the remediation liability at Bunker Hill; and (3) decreased expenditures at the closed Star Unit Area of $1.2 million primarily due to timber sale proceeds of $0.9 million.

Other income was approximately $7.7 million in 1996 compared to $10.8 million in 1995. The $3.1 million decrease was primarily due to (1) decreased gains on investments of $3.2 million due to the nonrecurring sale of certain common stock investments in 1995; (2) increased net interest cost of $0.3 million; and (3) miscellaneous expense in 1996 compared to miscellaneous income in 1995, the impact of which was $0.3 million. These decreases were partially offset by increased interest and other income in 1996 over 1995 totaling $0.5 million. Total interest cost increased $1.1 million in 1996, principally due to higher borrowings in 1996 under the Company's revolving and term loan facility. Capitalized interest costs increased $0.8 million principally due to capitalized interest costs associated with the Greens Creek development, the Rosebud project, the Lucky Friday expansion project, and development at the American Girl's Oro Cruz ore body.

Income taxes reflect a provision of $0.7 million in 1996 compared to a provision of $0.3 million in 1995. The provision in 1996 primarily reflects the provisions for foreign income taxes as well as a provision for state income taxes, partially offset by the carryback of certain 1996 expenditures to reduce U.S. income taxes previously provided. The provision in 1995 primarily reflects the provisions for U.S. and foreign income taxes as a result of certain asset and certain common stock investment dispositions made during 1995, as well as a provision for state income taxes, partially offset by the carryback of certain 1995 expenditures to reduce U.S. income taxes previously provided.

RESULTS OF OPERATIONS

1995 vs 1994

The Company incurred a net loss of approximately $101.7 million ($2.11 per common share) in 1995 compared to a net loss of approximately $24.6 million ($0.56 per common share) in 1994. After $8.1 million in dividends to holders of the Company's Series B Cumulative Convertible Preferred Stock, the Company's loss applicable to common shareholders for 1995 was approximately $109.8 million, or $2.28 per common share compared to $32.7 million, or $0.74 per common share in 1994. The 1995 loss was due to a variety of factors, the most significant of which was the third quarter write-down of the Company's interest in the Grouse Creek mine.

Sales of the Company's products increased by approximately $26.3 million, or 21.0%, in 1995 as compared to 1994, principally the result of (1) increased product sales totaling $49.7 million, most notably from the Grouse Creek mine where gold and silver production commenced in December 1994, and increased production at the La

Choya and Lucky Friday mines; as well as from several industrial minerals operations; and (2) an increase in the average price of lead. These two factors were partially offset by decreased sales of approximately $23.5 million attributable to (1) decreased gold and silver production in 1995 at the Republic gold mine which completed operations in February 1995; and (2) decreased gold production at the American Girl mine due to the completion of most underground mining operations there in February 1995.

Comparing the average metal prices for 1994 with 1995, gold remained fairly constant at $384 per ounce, silver decreased by 1.7% from $5.28 per ounce to $5.19 per ounce, lead increased by 16% from $0.25 per pound to $0.29 per pound, and zinc increased by 4% from $0.45 to $0.47 per pound.

Cost of sales and other direct production costs increased approximately $20.3 million, or 20.0%, in 1995 compared to 1994, primarily a result of (1) increased production costs of $24.7 million incurred at the Grouse Creek mine in 1995 where production commenced in December 1994; (2) increased production costs at Kentucky-Tennessee Clay Company's (K-T Clay's) kaolin and ball clay divisions totaling approximately $4.0 million, principally due to the Langley kaolin acquisition in 1995; (3) increased production costs at Mountain West Products ($3.4 million) due principally to increased production, as well as increased freight and raw materials costs; (4) increased production costs at the La Choya mine ($2.7 million) primarily due to increased production; (5) increased production costs at Colorado Aggregate Company ($1.2 million) related principally to a change in product mix requirements; and (6) increased production costs at Lucky Friday of $1.2 million due to increased production in 1995. These increases in cost of sales and other direct production costs were partially offset by decreases in operating costs at other operations, the three most notable of which are (1) decreased production costs of $10.4 million at the Republic mine due to completion of operations in February 1995; (2) decreased standby costs at the Greens Creek mine totaling $2.6 million in the 1995 period, a direct result of management's decision to further develop the mine and recommence production; and (3) decreased cost of sales in 1995 at the American Girl mine totaling $2.6 million due to decreased gold production.

Cost of sales and other direct production costs as a percentage of sales from products decreased slightly from 80.8% in 1994 to 80.2% in 1995.

Depreciation, depletion, and amortization increased $9.2 million, or 64.8%, from 1994 to 1995 principally due to (1) increased depreciation at the Grouse Creek mine ($8.6 million) which commenced production in December 1994; and (2) increased depreciation at the La Choya mine ($2.4 million) due to increased production; both of which were partially offset by decreased depreciation at the Republic mine ($2.2 million) due to the curtailment of operations in February 1995.

Cash operating costs, total cash costs, and total production costs per gold ounce increased from $267, $273, and $334 in 1994 to $286, $288, and $398 in
1995, respectively. The increases were mainly attributed to the increased per ounce production costs at the Grouse Creek and American Girl mines during 1995, partially offset by decreased per ounce production costs at the La Choya mine.

Cash operating costs, total cash costs, and total production costs per silver ounce decreased from $5.81, $5.81, and $7.17 in 1994 to $4.57, $4.57, and $5.76
in 1995, respectively. The decreases were due primarily to (1) increased production in 1995 at the Lucky Friday mine; and (2) increased average prices of lead and zinc in 1995. Lead and zinc are by-products at the Lucky Friday mine, the net revenues of which are deducted from production costs in the calculation of production cost per silver ounce.

Other operating expenses increased by approximately $79.6 million, or 203%, from 1994 to 1995, due principally to (1) the third quarter 1995 reduction in carrying value of the Company's interest in the Grouse Creek mine ($97.0 million) and the Company's interest in the ConSil Corp.'s Silver Summit mine ($0.4 million); and (2) the third quarter 1995 adjustment to increase the Company's liability for environmental remediation activity costs at the Bunker Hill Superfund Site ($3.4 million) and the Coeur d'Alene Mining District ($0.3 million). These increases were partially offset by (1) the 1994 increase in the provision for closed operations and environmental matters related to the reclamation accruals for the Republic mine and the Coeur d'Alene Mining District totaling $7.3 million and $1.1 million, respectively; (2) the 1994 $7.9 million reduction in carrying value of mining properties adjustment related to the Republic mine ($7.2 million), the Zenda property ($0.4 million), and exploration equipment ($0.3 million); (3) decreased general and administrative costs of $1.8 million in 1995, primarily due to the nonrecurring 1994 expenses of approximately $2.1 million related to the acquisition of Equinox Resources Ltd.; and (4) a decrease of approximately $1.3 million in exploration expense in 1995.

Other income was approximately $10.8 million in 1995 compared to $5.2 million in 1994. The increase was primarily due to (1) the 1995 gain of $4.0 million on the sales of certain common stock investments; and (2) the 1995 gain of $3.2 million on the sale of the Apex processing facility; both of which were partially offset by (1) the 1995 write-down of $1.1 million for certain common stock investments; and (2) the 1994 gain on the sale of certain common stock investments. Total interest cost decreased $0.6 million in 1995, principally due to the June 1994 retirement of long-term debt, partially offset by interest expense during 1995 related to new borrowing under the Company's revolving and term credit facility.

In 1994, the Company recorded an extraordinary loss totaling approximately $0.8 million on the early retirement of long-term debt. The loss related principally to the write-off of the unamortized balance of deferred issuance costs related to the debt.

Income taxes reflect a provision of $0.3 million in 1995 compared to a benefit of $0.5 million in 1994. The provision in 1995 primarily reflects the provisions for U.S. and foreign taxes due as a result of certain asset and certain common stock investment dispositions made during 1995, as well as a provision for state income taxes, partially offset by the carryback of certain 1995 expenditures to reduce income taxes previously provided. The benefit in 1994 primarily reflects the carryback of 1994 and prior year net operating losses to reduce income taxes previously provided, partially offset by an Internal Revenue Service settlement and a provision for state income taxes.

FINANCIAL CONDITION AND LIQUIDITY

A substantial portion of the Company's revenue is derived from the sale of products, the prices of which are affected by numerous factors beyond the Company's control. Prices may change dramatically in short periods of time and such changes have a significant effect on revenues, profitability and liquidity of the Company. The Company is subject to many of the same inflationary pressures as the U.S. economy in general. The Company continues to implement cost-cutting measures in an effort to reduce per unit production costs. Management believes, however, that the Company may not be able to continue to offset the impact of inflation over the long term through cost reductions alone. However, the market prices for products produced by the Company have a much greater impact than inflation on the Company's revenues and profitability. Moreover, the discovery, development and acquisition of mineral properties are in many instances unpredictable events. Future metals prices, the success of exploration programs, changes in legal and regulatory requirements, and other property transactions can have a significant impact on the need for capital (see "Investment Considerations" of Part I, Part 1 of the Company's December 31, 1995, Form 10-K).

At December 31, 1996, assets totaled approximately $268.4 million and shareholders' equity totaled approximately $145.5 million. Cash and cash equivalents increased by $4.3 million to $8.3 million at December 31, 1996 from $4.0 million at the end of 1995. Operating activities provided $22.3 million of cash during 1996. The primary sources of cash were from the La Choya mine and the Company's industrial minerals operations. Partially offsetting these sources were (1) a $4.2 million increase in inventories, primarily at the Greens Creek mine and the La Choya mine; and (2)
payments for reclamation and other noncurrent liabilities which required cash of $5.2 million. Principal noncash charges included in operating activities include (1) provisions for reclamation, holding, severance, and closure costs of approximately $28.3 million; (2) depreciation, depletion, and amortization costs of approximately $20.8 million; and (3) adjustments for reduction in the carrying value of mining properties totaling approximately $12.9 million.

The Company's investing activities used $35.5 million of cash during 1996. The most significant use of cash was $33.7 million for property, plant, and equipment additions described below and the transfer of $4.3 million to restricted investments for additional reclamation funding and surety bonding collateral requirements related to ongoing and closed operations. These uses were partially offset by proceeds from the sales of assets ($3.6 million), primarily for the sale of an interest in the Golden Eagle joint venture and the sale of the Apex mine, and proceeds from sales of certain common stock investments ($0.1 million). During 1996, the most significant asset additions were $19.0 million at the Greens Creek mine, $3.8 million at the Grouse Creek mine, $2.5 million at the Lucky Friday mine, $2.4 million in capitalized interest at Greens Creek, Rosebud, Lucky Friday, and American Girl, and capital expenditures of $1.7 million at K-T Clay's kaolin division and $1.6 million at the American Girl mine.

During 1996, $17.4 million of cash was provided from financing activities. The major sources of cash were borrowings on long-term debt of $51.6 million from the Company's revolving credit facility, proceeds totaling approximately $22.0 million from the issuance of 2.875 million common shares in an underwritten offering completed in January 1996, and borrowing against cash surrender value of life insurance of $0.8 million, partially offset by repayments on long-term debt of $48.9 million and payment of preferred stock dividends of $8.1 million.

The Company currently estimates that capital expenditures to be incurred in 1997 will be in the range of $19.0 million to $32.5 million, including $0.8 million of capitalized interest. These expenditures, excluding capitalized interest, consist primarily of (1) the Company's share of development expenditures at the Rosebud project ($10.0-$11.0 million), the Lucky Friday expansion project ($2.0- $14.0 million), industrial minerals capitalized expenditures ($2.6-$2.8 million), Greens Creek mine capitalized expenditures ($2.0-$2.2 million); and
(2) expenditures at other operating locations totaling $1.6-$1.7 million. The high end of the estimates with respect to the Lucky Friday expansion project expenditures are subject to preparation of a final feasibility study, final engineering estimates, as well as Board of Directors approval. These planned capital expenditures will depend, in large part, on the Company's ability to obtain the required funds from operating activities, amounts available under its revolving and term loan credit facility, and other potential financing arrangements. As market circumstances permit, the Company may also seek to finance certain of its cash requirements through the sale of equity or debt securities, as appropriate. There can be no assurance that actual capitalized expenditures will be as projected based upon the uncertainties associated with the estimates for development of the Lucky Friday expansion project and the Company's ability to generate adequate funding for the projected capital expenditures.

The Company's estimate of its capital expenditure requirements assumes, with respect to the Greens Creek and Rosebud properties, that the Company's joint-venture partners will not default with respect to their respective portions of development costs and capital expenditures.

Pursuant to a Registration Statement filed with the Securities and Exchange Commission and declared effective in the third quarter of 1995, the Company can, at its option, issue debt securities, common shares, preferred shares or warrants in an amount not to exceed $100.0 million in the aggregate. In January 1996, the Company issued 2.875 million shares of its common stock to facilitate the funding of the Company's capital expenditures in 1996. The Company used $21.0 million of the net proceeds of approximately $22.0 million from the sale of Common Stock initially to pay down debt under its existing bank revolving credit facility. As of December 31, 1996 and February 18, 1997, a total of $17.0 million and $10.0 million, respectively, remained available under the credit facility.

The Company has a revolving and term loan facility (the Bank Agreement) that allows it to borrow up to $55.0 million. Amounts may be borrowed on a revolving credit basis through July 31, 1998, and are repayable in eight quarterly installments beginning on October 31, 1998. During the commitment period, the Company pays an annual facility fee ranging from $178,750 to $261,250, the amount of which is based on average quarterly borrowings. The Bank Agreement, as amended, includes certain collateral provisions, including the pledging of the common stock of certain of the Company's subsidiaries and providing the lenders a security interest in accounts receivable. Under the amended terms of the Bank Agreement, the Company is required to maintain certain financial ratios, and meet certain net worth and indebtedness tests for which the Company was in compliance at December 31, 1996. Amounts available under the amended Bank Agreement are based on a defined debt to cash flow test. As of December 31, 1996, the Company had borrowings of $38.0 million and the ability to borrow the remaining $17.0 million under the facility. The interest rate for borrowings under the Bank Agreement as of December 31, 1996 was 7.16%.

The Company's planned net environmental and reclamation expenditures for 1997 are expected to be approximately $9.4 million, principally for environmental and reclamation activities at the Bunker Hill Superfund Site, the Coeur d'Alene River Basin, and the Republic property.

Exploration expenditures for 1997 are currently estimated to be approximately $4.0-$5.0 million, although the Company is currently evaluating a number of opportunities that could potentially increase this range by an additional $2.0- $4.0 million. The Company's exploration strategy is to focus further exploration at, or in the vicinity of, its currently owned domestic and foreign properties. Accordingly, 1997 domestic exploration expenditures will be incurred principally at the Greens Creek, Rosebud, and Lucky Friday properties. Foreign exploration efforts in 1997 will center primarily on targets in Mexico.

In the normal course of its business, the Company uses forward sales commitments and commodity put and call option contracts to manage its exposure to fluctuations in the prices of certain metals which it produces. Contract positions are designed to ensure that the Company will receive a defined minimum price for certain quantities of its production. Gains and losses, and the related costs paid or premiums received, for option contracts which hedge the sales prices of commodities are deferred and included in income as part of the hedged transaction. Revenues from the aforementioned contracts are recognized at the time contracts are closed out by delivery of the underlying commodity or settlement of the net position in cash. The Company is exposed to certain losses, generally the amount by which the contract price exceeds the spot price of a commodity, in the event of nonperformance by the counterparties to these agreements.

At December 31, 1996, the Company had forward sales commitments through January 31, 1997, for 1,000 ounces of gold at an average price of $412 per ounce. The estimated fair value of these forward sales commitments was $43,000 at December 31, 1996. The Company has also purchased options to put 34,440 ounces of gold to counterparties at an average price of $396 per ounce. Concurrently, the Company sold options to allow the counterparties to call 34,440 ounces of gold from the Company at an average price of $461 per ounce. There was no net cost associated with the purchase and sale of these options which expire on a monthly basis through December 1997. The London Final gold price at year end was $369. At December 31, 1996, the estimated fair value of the Company's purchased gold put options was approximately $772,000. If the Company had chosen to close its offsetting short gold call option position, it would have incurred a liability of approximately $2,000. Additionally, the Company has entered into spot deferred sales commitments for 25,000 ounces of gold at $381 per ounce for delivery on January 15, 1997. The nature and purpose of these forward sales contracts, however, does not presently expose the Company to any significant net loss. All of the aforementioned contracts are designated as hedges at December 31, 1996.

In November 1994, the Company entered into a court-approved Consent Decree requiring the Company and certain other mining companies to undertake specific remediation work with respect to the Bunker Hill Superfund Site in northern Idaho. At December 31, 1996, the Company's allowance for Bunker Hill Superfund Site remedial action costs was approximately $9.4 million, which the Company believes is adequate based on current estimates of aggregate costs.

In  addition,  as  described  in  Note  6 of  Notes  to  Consolidated  Financial
Statements forming part of the Company's audited Consolidated Financial Statements for the year ended December 31, 1996, the Company is a defendant in an action filed in November 1990 by Star Phoenix Mining Company (Star Phoenix) and certain principals of Star Phoenix, asserting that the Company breached the terms of Star Phoenix's lease agreement for the Company's Star Morning mine and that the Company interfered with certain contractual relationships of Star Phoenix relating to the Company's 1990 termination of such lease agreement. In June 1994, judgment was entered by the Idaho State District Court against the Company in the legal proceeding in the amount of $10.0 million in compensatory damages and $10.0 million in punitive damages based on a jury verdict rendered in the case in late May 1994. The verdict was appealed to the Idaho Supreme Court which heard arguments in April 1996 and is prepared to render its opinion in the near future. Post-judgment interest will accrue during the appeal period; the current interest rate is 10.875%. In order to stay the ability of Star Phoenix to collect on the judgment during the pending of the appeal, the Company posted an appeal bond in the amount of $27.2 million representing 136% of the District Court judgment. The Company pledged U.S. Treasury securities totaling $10.0 million as collateral for the $27.2 million appeal bond. The Company has vigorously pursued its appeal to the Idaho Supreme Court and it has been the Company's position, and at the current time it remains the Company's position, that it will not enter into a settlement with Star Phoenix for any material amount. Although the ultimate outcome of the appeal of the judgment is subject to the inherent uncertainties of any legal proceeding, based on the Company's analysis of the factual and legal issues associated with the proceeding before the District Court and based upon the opinions of outside counsel, as of the date hereof, it is management's belief that the Company should ultimately prevail in this matter, although there can be no assurance in this regard. In the event of an unfavorable outcome in this proceeding, the Company expects that the judgment would be paid from the pledged collateral totaling $10.0 million with the remaining balance to be paid from bank borrowings, other potential financing arrangements or proceeds from certain asset sales.

Although there can be no assurance as to the ultimate outcome of the above matter and the other proceedings disclosed in Note 6 of Notes to Consolidated Financial Statements forming part of the Company's audited Consolidated Financial Statements for the year ended December 31, 1996, it is the opinion of the Company's management, based upon the information available at this time, that the expected outcome of these matters, individually or in the aggregate, will not have a material adverse effect on the results of operations and financial condition of the Company and its subsidiaries.

                                                                    Exhibit 99.2
REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders
Hecla Mining Company

     We have audited the accompanying consolidated balance sheets of Hecla Mining Company and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's man-agement. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hecla Mining Company and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for environmental remediation liabilities in 1996, the impairment of long-lived assets in 1995, and its method of accounting for investments in 1994.



/s/ COOPERS & LYBRAND L.L.P.

Spokane, Washington

February 7, 1997

                           HECLA MINING COMPANY AND SUBSIDIARIES

                                CONSOLIDATED BALANCE SHEETS

                                  (dollars in thousands)
                                        __________

                                          ASSETS

                                                                            December 31,
                                                                    ----------------------------
                                                                      1996              1995
                                                                    ---------         -
                                                                                     ---------
Current assets
  Cash and cash equivalents                                         $    8,256        $   4,024
  Accounts and notes receivable                                         24,168           25,571
  Income tax refund receivable                                           1,262              737
  Inventories                                                           22,879           20,915
  Other current assets                                                   2,284            2,038
                                                                    ----------       ----------
           Total current assets                                         58,849           53,285
Investments                                                              1,723            2,200
Restricted investments                                                  20,674           16,254
Properties, plants and equipment, net                                  177,755          177,374
Other noncurrent assets                                                  9,392            9,077
                                                                    ----------       ----------
           Total assets                                             $  268,393        $ 258,190
                                                                    ==========       ==========

                                         LIABILITIES
Current liabilities
  Accounts payable and accrued expenses                             $   17,377        $  14,145
  Accrued payroll and related benefits                                   3,232            3,217
  Preferred stock dividends payable                                      2,012            2,012
  Accrued taxes                                                          1,427            1,042
  Accrued reclamation and closure costs                                  8,664            5,549
                                                                    ----------       ----------
           Total current liabilities                                    32,712           25,965
Deferred income taxes                                                      359              359
Long-term debt                                                          38,208           36,104
Accrued reclamation and closure costs                                   45,953           26,782
Other noncurrent liabilities                                             5,653            4,864
                                                                    ----------       ----------
           Total liabilities                                           122,885           94,074
                                                                    ----------       ----------
Commitments and contingencies (Notes 1, 2 and 6)

                                        SHAREHOLDERS' EQUITY
Preferred stock, $0.25 par value,
  authorized 5,000,000 shares;
  issued and outstanding - 2,300,000 shares,
  liquidation preference $117,012                                          575              575
Common stock, $0.25 par value, authorized 100,000,000 shares;
  issued 1996 - 51,199,324 shares, issued 1995 - 48,317,324 shares      12,800           12,079
Capital surplus                                                        351,559          330,352
Accumulated deficit                                                   (213,610)        (173,206)
Net unrealized gain (loss) on investments                                  (32)             100
Foreign currency translation adjustment                                 (4,898)          (4,898)
Less treasury stock, at cost;
  1996 - 62,085 common shares, 1995 - 62,072 common shares                (886)            (886)
                                                                    ----------       ----------
           Total shareholders' equity                                  145,508          164,116
                                                                    ----------       ----------
           Total liabilities and shareholders' equity               $  268,393        $ 258,190
                                                                    ==========       ==========

          The accompanying notes are an integral part of the consolidated financial statements.

                                                17

                            HECLA MINING COMPANY AND SUBSIDIARIES

                            CONSOLIDATED STATEMENTS OF OPERATIONS

                 (dollars and shares in thousands, except per share amounts)

                                          __________

                                                                          Year Ended December 31,
                                                                   -------------------------------------
                                                                     1996          1995           1994
                                                                   ---------     ----------     ---------
Sales of products                                                  $ 158,252     $  151,615     $ 125,342
                                                                   ---------     ----------     ---------
Cost of sales and other direct production costs                      126,878        121,546       101,278
Depreciation, depletion and amortization                              20,451         23,462        14,233
                                                                   ---------      ---------     ---------
                                                                     147,329        145,008       115,511
                                                                   ---------      ---------     ---------
    Gross profit                                                      10,923          6,607         9,831
                                                                   ---------      ---------     ---------
Other operating expenses
  General and administrative                                           9,365          9,371        11,132
  Exploration                                                          4,843          7,109         8,397
  Depreciation and amortization                                          338            367           524
  Provision for closed operations and environmental
    matters                                                           22,806          4,615        11,353
  Reduction in carrying value of mining properties                    12,902         97,387         7,864
                                                                   ---------      ---------     ---------
                                                                      50,254        118,849        39,270
                                                                   ---------      ---------     ---------
       Loss from operations                                          (39,331)      (112,242)      (29,439)
                                                                   ---------      ---------     ---------
Other income (expense)
  Interest and other income                                            8,630          8,089         5,227
  Miscellaneous income (expense)                                        (250)            18          (234)
  Gain (loss) on investments                                             (28)         3,169         1,053
  Interest expense:
    Interest costs                                                    (3,058)        (1,960)       (2,606)
    Less amount capitalized                                            2,360          1,516         1,751
                                                                   ---------      ---------     ---------
                                                                       7,654         10,832         5,191
                                                                   ---------      ---------     ---------
Loss before income taxes and extraordinary item                      (31,677)      (101,410)      (24,248)
Income tax (provision) benefit                                          (677)          (309)          468
                                                                   ---------      ---------     ---------
Loss before extraordinary item                                       (32,354)      (101,719)      (23,780)
Extraordinary loss on retirement of long-term debt                       - -            - -          (833)
                                                                   ---------      ---------     ---------
Net loss                                                             (32,354)      (101,719)      (24,613)
Preferred stock dividends                                             (8,050)        (8,050)       (8,050)
                                                                   ---------      ---------     ---------
Loss applicable to common shareholders                             $ (40,404)    $ (109,769)    $ (32,663)
                                                                   =========      =========     =========
Loss per common share
Loss before extraordinary item                                        $(0.79)        $(2.28)       $(0.72)
Extraordinary item                                                       - -            - -         (0.02)
                                                                      ------         ------        ------
                                                                      $(0.79)        $(2.28)       $(0.74)
                                                                      ======         ======        ======
Weighted average number of common shares outstanding                  51,133         48,192        43,944
                                                                      ======         ======        ======


                       The accompanying notes are an integral part of the consolidated financial statements.

                           HECLA MINING COMPANY AND SUBSIDIARIES
                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (dollars in thousands)

                                                                             Year Ended December 31,
                                                                   -------------------------------------------
                                                                      1996             1995            1994
                                                                   ----------       ----------      ----------
Operating activities
  Net loss                                                         $   (32,354)     $ (101,719)     $  (24,613)
  Noncash elements included in net loss
     Depreciation, depletion and amortization                           20,789          23,829          14,757
     Gain on disposition of properties, plants
        and equipment                                                     (706)         (3,417)           (354)
     (Gain) loss on investments                                             28          (3,169)         (1,053)
     Accretion of interest on long-term debt                               - -             - -           2,495
     Reduction in carrying value of mining properties                   12,902          97,387           7,864
     Provision for reclamation and closure costs                        28,284           8,071          11,353
     Loss on retirement of long-term debt                                  - -             - -             833
  Change in
     Accounts and notes receivable                                         192            (849)         (4,675)
     Income tax refund receivable                                         (525)           (490)           (247)
     Inventories                                                        (4,239)         (2,299)         (4,086)
     Other current assets                                                 (479)           (441)            406
     Accounts payable and accrued expenses                               3,232             575          (4,088)
     Accrued payroll and related benefits                                   15             493             668
     Accrued taxes                                                         385             117              (3)
     Accrued reclamation and closure costs
        and other noncurrent liabilities                                (5,210)         (6,326)         (4,608)
                                                                    ----------      ----------      ----------
  Net cash provided (used) by operating activities                      22,314          11,762          (5,351)
                                                                    ----------      ----------      ----------
Investing activities
  Additions to properties, plants and equipment                        (33,731)        (45,308)        (66,559)
  Proceeds from disposition of properties, plants
     and equipment                                                       3,641           3,822          13,809
  Proceeds from sale of investments                                        130           5,196          32,067
  Purchase of restricted investments                                    (4,308)         (2,701)        (13,553)
  Purchase of investments and change in cash surrender
     value of life insurance, net                                         (726)         (1,047)            114
  Other, net                                                              (480)         (2,407)           (325)
                                                                    ----------      ----------      ----------
  Net cash used by investing activities                                (35,474)        (42,445)        (34,447)
                                                                    ----------      ----------      ----------
Financing activities
  Common stock issued under stock option plans
     and warrants                                                          - -           1,335           1,765
  Common stock issuance, net of issuance costs                          21,928             - -          63,499
  Preferred stock dividends                                             (8,050)         (8,050)         (8,050)
  Borrowings against cash surrender value of life insurance                801             - -             - -
  Borrowings on long-term debt                                          51,631          48,000             - -
  Repayment of long-term debt                                          (48,918)        (13,856)            - -
  Retirement of long-term debt including $16,283
     of accreted interest                                                  - -             - -         (50,169)
                                                                     ----------     ----------      ----------
  Net cash provided by financing activities                             17,392          27,429           7,045
                                                                    ----------      ----------      ----------
Change in cash and cash equivalents
  Net increase (decrease) in cash and cash equivalents                   4,232          (3,254)        (32,753)
  Cash and cash equivalents at beginning of year                         4,024           7,278          40,031
                                                                    ----------      ----------      ----------
  Cash and cash equivalents at end of year                          $    8,256      $    4,024      $    7,278
                                                                    ==========      ==========      ==========
Supplemental disclosure of cash flow information
  Cash paid during year for:
     Interest (net of amount capitalized), including
        $16,283 of accreted interest in 1994                        $      249      $     (136)     $   16,528
                                                                    ==========      ==========      ==========
     Income tax payments, net                                       $      148      $      216      $      436
                                                                    ==========      ==========      ==========
See Notes 3 and 5 for noncash investing and financing activities.


                      The accompanying notes are an integral part of the consolidated financial statements.

                                            19

                            HECLA MINING COMPANY AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                      For the Years Ended December 31, 1996, 1995 and 1994

                   (dollars and shares in thousands, except per share amounts)
                                                          _______________

                                                                                                 Unrealized      Foreign
                                                                                                       Gain     Currency
                                  Preferred Stock       Common Stock     Capital   Accumulated    (Loss) on  Translation  Treasury
                                 -----------------    -----------------
                                  Shares    Amount    Shares    Amount   Surplus     Deficit    Investments   Adjustment    Stock
                                 -------   -------    -------  --------  --------   ----------  -----------  -----------  --------
Balances, December 31, 1993        2,300     $  575   40,320   $10,080   $ 265,687  $ (30,774)    $    (8)      $   - -    $  (888)
   Effect of change in
     accounting for investments                                                                       635
   Net loss                                                                           (24,613)
   Preferred stock dividends
     ($3.50 per share)                                                                 (8,050)
   Stock issued under stock
     option plans and exercise
     of warrants                                         349        87       1,678
   Stock issued for cash,
     net of issuance costs                             7,475     1,869      61,630
   Net change in unrealized
     gain (loss) on investments                                                                     2,769
   Net change in foreign
     currency translation
     adjustment                                                                                                  (3,158)
   Treasury stock purchased                                                                                                     (1)
                                   -----     ------   ------   -------    --------  ---------     -------       -------     ------
Balances, December 31, 1994        2,300        575   48,144    12,036     328,995    (63,437)      3,396        (3,158)      (889)
   Net loss                                                                          (101,719)
   Preferred stock dividends
     ($3.50 per share)                                                                 (8,050)
   Stock issued under stock
     option plans and exercise
     of warrants                                         166        41       1,294
   Stock issued to directors                               7         2          63
   Net change in unrealized
     gain (loss) on investments                                                                    (3,296)
   Net change in foreign
     currency translation
     adjustment                                                                                                  (1,740)
   Treasury stock issued                                                                                                         3
                                   -----     ------   ------   -------    --------  ---------     -------       -------     ------
Balances, December 31, 1995        2,300        575   48,317    12,079     330,352   (173,206)        100        (4,898)      (886)
   Net loss                                                                           (32,354)
   Preferred stock dividends
     ($3.50 per share)                                                                 (8,050)
   Stock issued for cash,
     net of issuance costs                             2,875       719      21,154
   Stock issued to directors                               7         2          53
   Net change in unrealized
     gain (loss) on investments                                                                      (132)
                                   -----     ------   ------   -------    --------  ---------     -------       -------     ------
Balances, December 31, 1996        2,300     $  575   51,199   $12,800    $351,559  $(213,610)    $   (32)      $(4,898)    $ (886)
                                   =====     ======   ======   =======    ========  =========     =======       =======     ======


                      The accompanying notes are an integral part of the consolidated financial statements.

                                                    20

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    ________

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. BASIS OF PRESENTATION -- The accompanying consolidated financial statements include the accounts of Hecla Mining Company (Hecla or the Company), its majority-owned subsidiaries and its proportionate share of the accounts of the joint ventures in which it participates. All significant intercompany transactions and accounts are eliminated in consolidation.

The Company's revenues and profitability are strongly influenced by world prices for gold, silver, lead, and zinc, which fluctuate widely and are affected by numerous factors beyond the Company's control, including inflation and worldwide forces of supply and demand. The aggregate effect of these factors is not possible to accurately predict.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ materially from those estimates.

Certain consolidated financial statement amounts have been reclassified to conform to the 1996 presentation. These reclassifications had no effect on the net loss or accumulated deficit as previously reported.

B.   COMPANY'S BUSINESS  AND CONCENTRATIONS  OF  CREDIT RISK --  The Company  is
engaged in mining and mineral processing activities, including exploration, extraction, processing, and reclamation. The Company's principal products are metals (primarily gold, silver, lead, and zinc) and industrial minerals
(primarily clay, aggregate and landscape products). Substantially all of the Company's operations are conducted in the United States and Mexico. Sales of metals products are made principally to domestic and foreign custom smelters and metal traders. The Company sells substantially all of its metallic concentrates to smelters which are subject to extensive regulations including environmental protection laws. The Company has no control over the smelters' operations or their compliance with environmental laws and regulations. If the smelting capacity available to the Company were significantly reduced because of environmental requirements or otherwise, it is possible that the Company's silver operations could be adversely affected. Industrial minerals are sold principally to domestic and Mexican manufacturers and wholesalers.

Sales to significant metals customers, as a percentage of total sales of metals, were as follows:

                              1996      1995      1994
                              ----      ----      ----
Custom smelters               18.4%      8.9%      9.3%

Custom metal traders
  Customer A                  31.2%     32.8%     38.3%
  Customer B                  29.5%     30.6%     19.2%
  Customer C                   7.7%     11.6%     12.9%
  Customer D                   7.5%      7.9%     11.9%

During 1996, 1995 and 1994, the Company sold 9.8%, 7.0% and 13.0%, respectively, of its products to companies in foreign countries.

The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company places its cash and temporary cash investments with institutions of high credit-worthiness. At times such investments may be in excess of the FDIC insurance limit. The Company routinely assesses the financial strength of its customers and, as a consequence, believes that its trade accounts receivable credit risk exposure is limited.

C. INVENTORIES -- Inventories are stated at the lower of average cost or estimated net realizable value.

D.   INVESTMENTS   --  The  Company  uses  the  equity  method  to  account  for investments in common stock of operating companies 20% to 50% owned. Investments in nonoperating companies that are not intended for resale or are not readily marketable are valued at the lower of cost or net realizable value. Marketable equity securities are categorized as available for sale. Effective January 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

Realized gains and losses on the sale of securities are recognized on a specific identification basis. Unrealized gains and losses are included as a component of shareholders' equity net of related deferred income taxes, unless a permanent impairment in value has occurred, which is then charged to operations.

Restricted investments held at December 31, 1996 and 1995, primarily represent investments in money market funds and U.S. Treasury securities. These investments are restricted for reclamation funding, as well as reclamation surety bond and appeal bond collateral requirements.

E. PROPERTIES, PLANTS AND EQUIPMENT -- Properties, plants and equipment are stated at the lower of cost or estimated net realizable value. Maintenance, repairs and renewals are charged to operations. Betterments of a major nature are capitalized. When assets are retired or sold, the costs and related allowances for depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in operations. Idle facilities, placed on a standby basis, are carried at the lower of net book value or estimated net realizable value.

Management of the Company reviews the net carrying value of all facilities, including idle facilities, on a regular, periodic basis. These reviews consider, among other factors, (1) the net realizable value of each major type of asset, on a property-by-property basis, to reach a judgment concerning possible permanent impairment of value and any need for a write-down in asset value; (2) the ability of the Company to fund all care, maintenance and standby costs; (3) the status and usage of the assets, while in a standby mode, to thereby determine whether some form of amortization is appropriate; and (4) current estimates of metal prices that affect the decision to reopen or make a disposition of the assets. The Company estimates the net realizable value of each property based on the estimated undiscounted future cash flows that will be generated from operations at each property, the estimated salvage value of the surface plant and equipment and the value associated with property interests. These estimates of undiscounted future cash flows are dependent upon estimates of metal to be recovered from proven and probable ore reserves and, where appropriate, from the continuity of existing, developed ore bodies, future production costs and future metals prices over the estimated remaining mine life. If undiscounted cash flows are less than the carrying value of a property, an impairment loss is recognized based upon the estimated expected future net cash flows from the property discounted at an interest rate commensurate with the risk involved. Effective January 1, 1995, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS No. 121). The adoption of the provisions of SFAS No. 121 had no material effect on the results of operations or financial condition of the Company.

Management's estimates of metals prices, recoverable proven and probable ore reserves, and operating, capital and reclamation costs are subject to risks and uncertainties of change affecting the recoverability of the Company's investment in various projects. Although management has made its best estimate of these factors based on current conditions, it is reasonably possible that changes could occur in the near term which could adversely affect management's estimate of net cash flows expected to be generated from its operating properties and the need for asset impairment write-downs.

Depreciation is based on the estimated useful lives of the assets and is computed using straight-line, declining-balance, and unit-of-production methods. Depletion is computed using the unit-of-production method.

Management's calculations of proven and probable ore reserves are based on engineering and geological estimates including minerals prices and operating costs. Changes in the geological and engineering interpretation of various ore bodies, mineral prices and operating costs may change the Company's estimates of proven and probable reserves. It is reasonably possible that certain of the Company's estimates of proven and probable reserves will change in the near term resulting in a change to amortization and reclamation accrual rates in future reporting periods.

F. MINE EXPLORATION AND DEVELOPMENT -- Exploration costs are charged to operations as incurred, as are normal development costs at operating mines. Major mine development expenditures at operating properties and at new mining properties not yet producing are capitalized.

G. RECLAMATION OF MINING AREAS -- All of the Company's operations are subject to reclamation and closure requirements. Minimum standards for mine reclamation have been established by various governmental agencies which affect certain operations of the Company. A reserve for mine reclamation costs has been established for restoring certain abandoned and currently disturbed mining areas based upon estimates of cost to comply with existing reclamation standards.
Mine   reclamation  costs  for  operating  properties   are  accrued  using  the
unit-of-production method and charged to cost of sales and other direct production costs. The estimated amount of metals or minerals to be recovered from a mine site is based on internal and external geological data and is reviewed by management on a periodic basis. Changes in such estimated amounts which affect reclamation cost accrual rates are reflected on a prospective basis unless they indicate there is a current impairment of an asset's carrying value and a decision is made to permanently close the property, in which case they are recognized currently and charged to provision for closed operations and environmental matters. It is reasonably possible that the Company's estimate of its ultimate accrual for reclamation costs will change in the near term due to possible changes in laws and regulations, and interpretations thereof, and changes in cost estimates.

H. REMEDIATION OF MINING AREAS -- The Company accrues costs associated with environmental remediation obligations when it is probable that such costs will be incurred and they are reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study and are charged to provision for closed operations and environmental matters. Costs of future expenditures for environmental remediation are not discounted to their present value; such costs are based on management's current estimate of amounts that are expected to be incurred when the remediation work is performed within current laws and regulations. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

In October 1996, the American Institute of Certified Public Accountants issued Statement of Position 96-1, "Environmental Remediation Liabilities" (SOP 96-1). SOP 96-1 provides authoritative guidance with respect to specific accounting issues that are present in the recognition, measurement, display, and disclosure of environmental remediation liabilities. The provisions of SOP 96-1 are effective for fiscal years beginning after December 15, 1996. The Company adopted the provisions of the SOP 96-1 during 1996. The adoption of the provisions of SOP 96-1 had no material effect on the results of operations or financial condition of the Company.

It is reasonably possible that, due to uncertainties associated with defining the nature and extent of environmental contamination, application of laws and regulations by regulatory authorities, and changes in remediation technology, the ultimate cost of remediation could change in the future. The Company periodically reviews its accrued liabilities for such remediation costs as evidence becomes available indicating that its remediation liability has changed.

I. INCOME TAXES -- The Company records deferred tax liabilities and assets for the expected future income tax consequences of events that have been recognized in its financial statements. Deferred tax liabilities and assets are determined based on the temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the temporary differences are expected to reverse.

J. LOSS PER COMMON SHARE -- Loss per common share is computed by adding preferred stock dividends to the net loss and dividing the result by the weighted average number of shares of common stock and common stock equivalents (stock options) outstanding during each reporting period unless the common stock equivalents are antidilutive. Due to the losses in 1996, 1995 and 1994, common stock equivalents are antidilutive and therefore have been excluded from the computation.

K. REVENUE RECOGNITION -- Sales of metal products sold directly to smelters are recorded when title and risk of loss transfer to the smelter, at estimated metal prices. Recorded values are adjusted periodically and upon final settlement. Metal in products tolled (rather than sold to smelters) is sold under contracts for future delivery; such sales are recorded at contractual amounts when products are available to be processed by the smelter or refinery. Sales of industrial minerals are recognized as the minerals are delivered.

L. INTEREST EXPENSE -- Interest costs incurred during the construction of qualifying assets are capitalized as part of the asset cost.

M. CASH EQUIVALENTS -- The Company considers cash equivalents to consist of highly liquid investments with a remaining maturity of three months or less when purchased.

N. FOREIGN CURRENCY TRANSLATION -- The Company operates in Mexico with its two wholly owned subsidiaries: Minera Hecla, S.A. de C.V. (Minera Hecla) and K-T Clay de Mexico S.A. de C.V. (K-T Mexico). The functional currency for Minera Hecla and K-T Mexico is the U.S. dollar. Accordingly, the Company translates the monetary assets and liabilities of both subsidiaries at the year-end exchange rate while nonmonetary assets and liabilities are translated at historical rates. Income and expense accounts are translated at the average exchange rate for each period. Translation adjustments and transaction gains and losses are reflected in the net loss for the period.

Prior to the second quarter of 1995, K-T Mexico's functional currency was the Mexican peso. During the second quarter of 1995, K-T Mexico commenced invoicing its customers in U.S. dollars instead of the Mexican peso. This change indicated a change in the functional currency from the Mexican peso to the U.S. dollar. The change in the functional currency has been accounted for prospectively commencing in the second quarter of 1995. Accumulated translation adjustments from prior periods are included as a separate component of shareholders' equity. The translated amounts for nonmonetary assets prior to the change have become the accounting basis for those assets.

O. RISK MANAGEMENT CONTRACTS -- In the normal course of its business, the Company uses forward sales commitments and commodity put and call option contracts to manage its exposure to fluctuations in the prices of certain metals which it produces. Contract positions are designed to ensure that the Company will receive a defined minimum price for certain quantities of its production. Gains and losses, and the related costs paid or premium received, for contracts which hedge the sales prices of commodities are deferred and subsequently included in income as part of the hedged transaction. Revenues from the aforementioned contracts are recognized at the time metals are available for shipment to the refineries. The Company is exposed to certain losses, generally the amount by which the contract price exceeds the spot price of a commodity, in the event of nonperformance by the counterparties to these agreements.

P. ACCOUNTING FOR STOCK OPTIONS -- In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 encourages all entities to adopt a fair value based method of accounting, but allows an entity to continue to measure compensation cost for those plans using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company adopted the disclosure provisions only of SFAS No. 123 in 1996.

NOTE 2:  INVENTORIES

Inventories consist of the following (in thousands):

                                                 December 31,
                                              ------------------
                                               1996       1995
                                              -------   --------
    Concentrates, bullion, metals in transit
       and other products                     $ 4,839    $ 2,519
    Industrial minerals products                8,902      8,671
    Materials and supplies                      9,138      9,725
                                              -------   --------
                                              $22,879    $20,915
                                              =======   ========

At December 31, 1996, the Company had forward sales commitments through January 31, 1997, for 1,000 ounces of gold at an average price of $412 per ounce and spot deferred contracts for 25,000 ounces of gold at an average price of $381 for delivery on January 15, 1997. The Company has also purchased options to put 34,440 ounces of gold to counterparties at an average price of $396 per ounce. Concurrently, the Company sold options to allow the counterparties to call 34,440 ounces of gold from the Company at an average price of $461 per ounce. There was no net cost associated with the purchase and sale of these options which expire, in tandem, on a monthly basis through December 31, 1997. All of the aforementioned contracts are designated as hedges at December 31, 1996. The London Final gold price at December 31, 1996 was $369 per ounce.

NOTE 3:  PROPERTIES, PLANTS AND EQUIPMENT

The major components of properties, plants and equipment are (in thousands):

                                                December 31,
                                             ---------------------
                                               1996       1995
                                             ---------  ---------
    Mining properties                        $  39,893  $  45,023
    Development costs                           99,659    122,842
    Plants and equipment                       246,091    209,100
    Land                                         6,142      6,501
                                             ---------  ---------
                                               391,785    383,466
    Less accumulated depreciation,
       depletion and amortization              214,030    206,092
                                             ---------  ---------
    Net carrying value                       $ 177,755  $ 177,374
                                             =========  =========

In the third quarter of 1996, based on its periodic reviews of the status of various mining properties, the Company determined that certain adjustments were appropriate to properly reflect estimated net realizable values. These adjustments, totaling $12.9 million, consisted of write-downs of properties, plants and equipment, inventories and production notes payable for the Company's interest in the American Girl mine ($7.6 million), and properties, plants and equipment and inventories for the Company's interest in the Grouse Creek mine ($5.3 million). The American Girl write-down was due to lower than expected ore reserves and lower ore grade associated with the Oro Cruz ore body which resulted in the operator's decision to close the mine effective November 4, 1996. The Grouse Creek write-down was associated with the Company's decision to suspend operations after determining that the ore contained in the Grouse ore body was not economical to mine at current metals prices. Mine operations will be suspended late in the second quarter of 1997 once mining of the Sunbeam deposit is complete.

In 1995, adjustments to the carrying value of mining properties totaling $97.4 million were recorded to write down the Company's interest in the Grouse Creek mine ($97.0 million) and for the Company's interest in ConSil Corp.'s Silver Summit mine ($0.4 million).

In 1994, the major portion of the $7.9 million adjustment was related to the $7.2 million write-down of property, plant, equipment and supplies inventory at the Republic mine, which completed operations in February 1995. Also included was a $0.7 million write-down of exploration equipment and other property.

The net carrying values of the major mining properties of the Company that were on a standby or idle basis at December 31, 1996 and 1995, were approximately $4.0 million and $7.6 million, respectively.

On September 6, 1996, Hecla and Santa Fe Pacific Gold Corporation (Santa Fe) entered into a joint venture agreement with respect to the development and operation of the Rosebud project. Pursuant to the agreement, a limited liability corporation was established with each party owning a 50% interest in the project. No gain or loss was recognized in connection with the agreement. Under the terms of the agreement, Hecla will manage the mining activities and Santa Fe will manage mill processing. Total mine-site capital expenditures to bring the mine into production are expected to be approximately $20.0-$25.0 million, of which $11.1 has been expended through December 31, 1996. Under the terms of the agreement, Santa Fe funded the first $12.5 million of mine-site development and is also responsible to fund costs of road and mill facility improvements. Santa Fe also contributed exploration property adjacent to the Rosebud property, and will fund the first $1.0 million in exploration expenditures, and two-thirds of future exploration expenditures beyond the initial $1.0 million.

In 1996, Euro-Nevada Mining Corporation Inc. (Euro-Nevada) exercised its option to purchase an additional 1.5% Net Smelter Return royalty (NSR) on the Rosebud property for $2.5 million, the proceeds of which were retained by Hecla under the terms of the agreement with Santa Fe. After the exercise of its option, Euro-Nevada holds a 4% NSR on production from the Rosebud property. The Company recognized a gain of $2.5 million associated with this transaction.

In 1996, the Company and Santa Fe entered into a joint-venture agreement for the Golden Eagle property located adjacent to the Company's Republic mine. Santa Fe purchased an immediate 75% interest in the joint venture for $2.5 million. The Company recorded a gain on the transaction totaling $0.6 million. Under the agreement, Santa Fe is to fund all expenditures at the property through the economic feasibility stage.

On September 27, 1995, the Company sold its Apex Unit processing facility for $8.0 million, plus certain working capital items totaling an additional $1.4 million, recognizing a gain on the sale totaling approximately $3.2 million. The Company received $4.4 million in cash at closing and accepted a note receivable for the remaining $5.0 million. Under the note, $3.0 million, plus accrued interest, was paid on September 27, 1996, and the balance of $2.0 million, plus accrued interest, is due on September 27, 1997.

On February 8, 1994, the Company sold a 20% interest in its Grouse Creek gold project to Great Lakes Minerals Inc. of Toronto, Ontario (Great Lakes). The purchase price of $6.8 million represents 20% of the amount spent by the Company on acquisition, exploration and development of the project through June 30, 1993, and a fixed premium of $1.25 million. On January 31, 1997, Great Lakes and the Company entered into a letter agreement terminating the Grouse Creek Joint Venture and conveying Great Lakes' interest in the Grouse Creek project to Hecla. Great Lakes retained a 5% defined net proceeds interest in the project. The Company has assumed 100% of the interests and obligations associated with the property.

NOTE 4:  INCOME TAXES

Major components of the Company's income tax provision (benefit) are (in thousands):

                                       1996       1995    1994
                                      ------     ------   ------
Current
    Federal                           $(749)    $ (298)   $ (805)
    State                               341        307       337
    Foreign                           1,085        300       - -
                                      -----     ------    ------
Income tax provision (benefit)        $ 677     $  309    $ (468)
                                      =====     ======    ======

Domestic and foreign components of income (loss) before income taxes and extraordinary item for the years ended December 31, 1996, 1995 and 1994 are as follows (in thousands):

                                       December 31,
                             ----------------------------------
                               1996        1995         1994
                             --------    ----------    --------
   Domestic                  $(36,468)    $(104,050)   $(23,698)
   Foreign                      4,791         2,640        (550)
                             --------     ---------    --------
      Total                  $(31,677)    $(101,410)   $(24,248)
                             ========     =========    ========

The components of the net deferred tax liability were as follows (in thousands):

                                                 December 31,
                                          -------------------------
                                             1996           1995
                                           --------       ---------
   Deferred tax assets
      Accrued reclamation costs            $ 17,988       $  10,832
      Investment valuation differences        1,924           1,969
      Capital loss carryover                  2,826           3,431
      Postretirement benefits other
        than pensions                           967             898
      Other liabilities                          13             230
      Deferred compensation                     795             612
      Accounts receivable                       456             456
      Properties, plants and equipment          - -          10,969
      Foreign net operating losses            3,048           2,314
      Federal net operating losses           72,686          57,398
      State net operating losses              7,514           4,867
      Tax credit carryforwards                2,659           3,435
      Miscellaneous                           2,518           2,103
                                           --------       ---------
      Total deferred tax assets             113,394          99,514
      Valuation allowance                  (107,937)        (97,705)
                                           --------       ---------
        Net deferred tax assets               5,457           1,809
                                           --------       ---------
   Deferred tax liabilities
      Properties, plants and equipment       (3,903)            - -
      Deferred income                          (210)           (287)
      Pension costs                            (951)           (624)
      Inventories                              (393)           (898)
      Deferred state income taxes, net         (359)           (359)
                                           --------       ---------
      Total deferred tax liabilities         (5,816)         (2,168)
                                           --------       ---------
   Net deferred tax liability              $   (359)      $    (359)
                                           ========       =========

The Company has recorded a valuation allowance to reflect the estimated amount of deferred tax assets which may not be realized principally due to the expiration of net operating losses and tax credit carryforwards. The changes in the valuation allowance for the years ended December 31, 1996, 1995 and 1994, are as follows (in thousands):

                                    1996        1995        1994
                                  ---------   ---------   ---------
Balance at beginning of year     $ (97,705)   $(67,149)   $(58,529)
Increase related to nonutilization
 of net operating loss carry-
 forwards and nonrecognition
 of deferred tax assets due to
 uncertainty of recovery           (10,232)    (30,556)     (8,620)
                                 ----------   --------    --------
Balance at end of year           $(107,937)   $(97,705)   $(67,149)
                                 =========    ========    ========

The annual tax provision (benefit) is different from the amount which would be provided by applying the statutory federal income tax rate to the Company's pretax loss. The reasons for the difference are (in thousands):

                                      1996                   1995                   1994
                               --------------------   -------------------    -------------------
  Computed "statutory"
     benefit                    $ (10,770)     (34)%  $ (34,479)     (34)%   $  (8,244)     (34)%
  Nonutilization of net
     operating losses and
     effect of foreign tax
     provisions, if applicable     11,716       37       34,782       34         8,085       33
  State income taxes, net
     of federal tax benefit          (269)      (1)           6        0          (309)      (1)
                                ---------     ----    ---------     ----     ---------     ----
                                $     677        2%   $     309        0%    $    (468)      (2)%
                                =========     ====    =========     ====     =========     ====

Substantially all of the Company's net operating loss carryovers are attributed to preference related items, and therefore are not available to offset alternative minimum taxable income. However, they are available to offset future regular taxable income. At December 31, 1996, the Company had tax basis net operating loss carryovers available to offset future regular and alternative minimum (AMT) and foreign taxable income. These carryovers expire as follows (in thousands):

             Regular                     Foreign
             Tax Net       AMT Net         Net      Investment
            Operating     Operating     Operating   Tax Credit
             Losses        Losses        Losses     Carryovers
           -----------   ----------    -----------  -----------
    1997     $ 2,020      $   695        $   - -       $  117
    1998      11,005          308            235          468
    1999       6,235        1,199          7,923          310
    2000       3,089          789            810          240
    2001       4,538        1,683            - -          115
    2002       2,717          346            - -          - -
    2003       1,792          623            - -          - -
    2004      16,406          532            - -          - -
    2005      10,744          878            - -          - -
    2006      23,766        3,105            - -          - -
    2007      27,134        8,285            - -          - -
    2008      28,179       21,827            - -          - -
    2009      11,670        5,274            - -          - -
    2010      19,087       14,743            - -          - -
    2011      45,400       44,000            - -          - -
          ----------   ----------     ----------     --------
          $  213,782   $  104,287     $    8,968     $  1,250
          ==========   ==========     ==========     ========

At December 31, 1996, for income tax purposes, the Company had approximately $17.9 million and $8.5 million, respectively, of regular and alternative minimum tax net operating loss carryovers from Equinox Resources Ltd. (Equinox) and CoCa Mines Inc. Due to these mergers, there will be limitations on the amount of these net operating losses that can be utilized in any given year to reduce certain future taxable income.

The Company has approximately $0.5 million in alternative minimum tax credit carryovers eligible to reduce future regular tax liabilities.

NOTE 5:   LONG-TERM DEBT AND CREDIT AGREEMENT

Long-term debt consists of the following (in thousands):

                                          December 31,
                                     ----------------------
                                        1996         1995
                                     ---------    ---------
Revolving credit agreement           $  38,000    $  35,000
Notes payable - Sunbeam                    346          692
Production notes payable                   - -          609
Other long-term debt                       208          149
                                     ---------    ---------
                                        38,554       36,450
     Less current portion                 (346)        (346)
                                     ---------    ---------
                                     $  38,208    $  36,104
                                     =========    =========

Revolving Credit Agreement

The Company has a revolving and term loan facility (the Bank Agreement) that allows it to borrow up to $55.0 million. Amounts may be borrowed on a revolving credit basis through July 31, 1998, and are repayable in eight quarterly installments beginning on October 31, 1998. During the commitment period, the Company pays an annual facility fee ranging from $178,750 to $261,250, the amount of which is based on average quarterly borrowings. The Bank Agreement, as amended, includes certain collateral provisions, including the pledging of the common stock of certain of the Company's subsidiaries and providing the lenders a security interest in accounts receivable. Under the amended terms of the Bank Agreement, the Company is required to maintain certain financial ratios, and meet certain net worth and indebtedness tests for which the Company was in compliance at December 31, 1996. Amounts available under the amended Bank Agreement are based on a defined debt to cash flow test. As of December 31, 1996, the Company had borrowings of $38.0 million and the ability to borrow the remaining $17.0 million under the facility. The interest rate for borrowings under the Bank Agreement as of December 31, 1996 was 7.16%.

Zero Coupon Convertible Notes

On June 13, 1994, the Company redeemed its Zero Coupon Convertible Notes with a face value of approximately $50.2 million. The Company recorded an extraordinary loss on retirement of long-term debt totaling approximately $0.8 million, which related principally to the write-off of the unamortized balance of deferred issuance costs of the notes.

Notes Payable - Sunbeam

The notes are non-interest bearing, discounted at 15% and payable in three annual equal amounts. The first two installments of the notes, totaling approximately $346,000 each, were paid in January 1995 and January 1996. The final installment was paid in January 1997.

Production Notes Payable

When the Company acquired Equinox in March 1994, the then outstanding production participating preferred shares were converted to production notes and recorded as long-term debt. The attributes of the production notes are identical to their predecessor production participating preferred shares. The valuation of the production notes is based on the present value of the estimated cumulative net cash flow discounted at 10% from the American Girl/Oro Cruz project. Based upon the repayment terms of the production notes and the shutdown of operations at the American Girl mine in November 1996, prior to the mine reaching positive cumulative cash flow, the Company does not expect to pay the notes. Therefore, the notes were written off in 1996.

NOTE 6:   COMMITMENTS AND CONTINGENCIES

Commitments

The Company leases various facilities and equipment under noncancelable operating lease arrangements. The major facilities and equipment leases are for terms of three to ten years. Future minimum lease payments under these noncancelable operating leases as of December 31, 1996, are as follows (in thousands):

     Year ending December 31,
     ------------------------
     1997                                   $  4,381
     1998                                      2,123
     1999                                      1,832
     2000                                      1,118
     2001                                        562
     Thereafter                                  312
                                            --------
     Total minimum lease payments           $ 10,328
                                            ========

Approximately $1.6 million of the above minimum lease payments relate to equipment used at the Company's Grouse Creek mine which was written down in 1996 and 1995 (see Note 4). In 1996, the Company announced plans to suspend operations at the Grouse Creek mine once the Sunbeam ore reserves are mined and processed. The lease obligations for 1997 have been accrued and charged to operations in 1996. The Company anticipates making arrangements such that there will be no material additional lease obligations in connection with the Grouse Creek mine beyond 1997. However, there can be no assurance that the Company will be successful in making such arrangements.

Rent expense incurred for operating leases during the years ended December 31, 1996, 1995 and 1994 was approximately $4.2 million, $3.8 million and $2.2 million, respectively.

Contingencies

Bunker Hill

In October 1989, and again in February 1990, the Company was notified by the Environmental Protection Agency (EPA) that the EPA considered the Company a potentially responsible party (PRP) at the Bunker Hill Superfund Site located at Kellogg, Idaho (Bunker Hill Site). In February 1994, the Company and three other mining companies, as PRPs, entered into a Consent Decree with EPA and the State of Idaho pursuant to which the Company and two of the three companies signing the decree agreed to implement remediation work at a portion of the Bunker Hill Site. The remediation has primarily involved the removal and replacement of lead-contaminated soils in residential yards within the site and is estimated to be completed by the participating mining companies over the period of the next four to six years. The Consent Decree also provides for the mining companies to reimburse EPA for a portion of the government's past costs incurred at the Bunker Hill Site. The Consent Decree was approved and entered by the Federal District Court in Idaho on November 17, 1994. The Consent Decree settles the Company's response-cost liability under Superfund at the Bunker Hill Site. Based upon the terms of the Consent Decree and an agreement between the participating mining companies relating to the allocation of the cost for work under the Consent Decree, the Company has estimated and established a total allowance for liability for remedial activity costs at the Bunker Hill Site of $9.4 million as of December 31, 1996. As with any estimate of this nature, it is reasonably possible that the Company's recorded estimate of this obligation may change in the near term.

Coeur d'Alene River Basin Natural Resource Damage Claims

- Coeur d'Alene Tribe Claims

In July 1991, the Coeur d'Alene Indian Tribe (the Tribe) brought a lawsuit, under the Comprehensive Environmental Response Liability Act of 1980, as amended (CERCLA), in Idaho Federal District Court against the Company and a number of other mining companies asserting claims for damages to natural resources
located downstream from the Bunker Hill Site over which the Tribe alleges some ownership or control. The Company has answered the Tribe's complaint denying liability for natural resource damages. In July 1992, in a separate action between the Tribe and the State of Idaho, the Idaho Federal District Court determined that the Tribe does not own the beds, banks and waters of Lake Coeur d'Alene and the lower portion of its tributaries, the ownership of which is the primary basis for the natural resource damage claims asserted by the Tribe against the Company. Based upon the Tribe's appeal of this decision, the Court in the natural resource damage litigation stayed the court proceedings in the natural resource damage litigation until a final decision is made on the question of the Tribe's ownership. On December 9, 1994, the 9th Circuit Court reversed the decision of the Idaho Federal District Court and remanded the case of the Tribe's ownership for trial before the Idaho Federal District Court. In April 1996, the U.S. Supreme Court accepted the appeal from the 9th Circuit Court decision to the U.S. Supreme Court. A decision in the case is expected by approximately June 1997. In July 1994, the United States, as Trustee for the Coeur d'Alene Tribe, initiated a separate suit in Idaho Federal District Court seeking a determination that the Coeur d'Alene Tribe owns approximately the lower one-third of Lake Coeur d'Alene. The State has denied the Tribe's ownership of any portion of Lake Coeur d'Alene and its tributaries. In October 1996, the legal proceeding related to the Tribe's natural resource damage claims was consolidated with the United States Natural Resources Damage litigation described below.

- U.S. Government Claims

On March 22, 1996, the United States filed a lawsuit in Idaho Federal District Court against the Company and other mining companies who conducted historic mining operations in the Silver Valley of northern Idaho. The lawsuit asserts claims under CERCLA and the Clean Water Act and seeks recovery for alleged damages to or loss of natural resources located in the Coeur d'Alene River Basin (the Basin) in northern Idaho over which the United States asserts to be the trustee under CERCLA. The lawsuit asserts that the defendants' historic mining activity resulted in releases of hazardous substances and damaged natural resources within the Basin. The suit also seeks declaratory relief that the Company and other defendants are jointly and severally liable for response costs under CERCLA for historic mining impacts in the Basin outside the Bunker Hill Site. The Company answered the complaint on May 17, 1996, denying liability to the United States under CERCLA and the Clean Water Act and asserted a counterclaim against the United States for the federal government's involvement in mining activity in the Basin which contributed to the releases and damages alleged by the United States. The Company believes it also has a number of defenses to the United States' claims. In
October 1996, the Court consolidated the Coeur d'Alene Tribe Natural Resource Damage litigation with this lawsuit for discovery and other limited pretrial purposes.

- State of Idaho Claims

On March 22, 1996, the Company entered into an agreement (the Agreement) with the State of Idaho pursuant to which the Company agreed to continue certain financial contributions to environmental cleanup work in the Basin being undertaken by a State Trustees group. In return, the State agreed not to sue the Company for damage to natural resources for which the State is a trustee for a period of five years, to pursue settlement with the Company of the State's natural resource damage claims and to grant the Company credit against any such State claims for all expenditures made under the Agreement and certain other Company contributions and expenditures for environmental cleanup in the Basin.

With respect to the Basin litigation, the Company increased its accrual for closed operations and environmental matters by approximately $2.7 million in 1996. At December 31, 1996, the Company's accrual for remediation activity in the Basin totals $2.2 million. These expenditures are anticipated to be made over the next four years. Depending on the results of the aforementioned lawsuits, it is reasonably possible that the Company's estimate of its obligation may change in the near term.

In 1991, the Company initiated litigation in the Idaho State District Court in Kootenai County, Idaho, against a number of insurance companies which provided comprehensive general liability insurance coverage to the Company and its predecessors. The Company believes that the insurance companies have a duty to defend and indemnify the Company under their policies of insurance for all liabilities and claims asserted against the Company by the EPA and the Tribe under CERCLA related to the Bunker Hill Site and Coeur d'Alene River Basin in northern Idaho. In 1992, the Court ruled that the primary insurance companies had a duty to defend the Company in the Tribe's lawsuit. During 1995 and 1996, the Company entered into settlement agreements with a number of the insurance carriers named in the litigation. The Company has received a total of approximately $7.2 million under the terms of the settlement agreements. Thirty percent of these settlements were paid to the EPA to reimburse the U.S. Government for past costs under the Bunker Hill Site Consent Decree. Litigation is still pending against one insurer with trial continued until the underlying environmental claims against the Company are resolved or settled. The remaining insurer is providing the Company with a partial defense in all Basin environmental litigation. As of

December 31, 1996, the Company had not reduced its accrual for reclamation and closure costs to reflect the receipt of any anticipated insurance proceeds.

Star Phoenix

In June 1994, a judgment was entered against the Company in the Idaho State District Court in the amount of $10.0 million in compensatory damages and $10.0 million in punitive damages based on a jury verdict rendered in late May 1994 with respect to a lawsuit previously filed against the Company by Star Phoenix Mining Company (Star Phoenix), a former lessee of the Star Morning mine, over a dispute between the Company and Star Phoenix concerning the Company's November 1990 termination of the Star Phoenix lease of the Star Morning mine property. On May 3, 1995, the District Court issued its final opinion and order on a number of post-trial issues pending before the Court. The opinion and order included the Court's denial of the post-trial motions filed by Star Phoenix and certain of its principals regarding claims which had been previously dismissed by the Court during trial. The Court also awarded Star Phoenix approximately $300,000 in attorneys' fees and costs. The judgement was appealed to the Idaho State Supreme Court which heard arguments in April 1996 and is expected to render its opinion in the near future. Post-judgment interest will accrue during the appeal period. In order to stay the ability of Star Phoenix to collect on the judgment during the pendency of the appeal, the Company has posted an appeal bond in the amount of $27.2 million representing 136% of the District Court judgment. The Company pledged U.S. Treasury securities totaling $10.0 million as collateral for the appeal bond. This collateral amount is included in restricted investments at December 31, 1996, and December 31, 1995. The Company has vigorously pursued its appeal to the Idaho Supreme Court and it has been the Company's position, and at the current time it remains the Company's position, that it will not enter into a settlement with Star Phoenix for any material amount. Although the ultimate outcome of the appeal of the Idaho District Court judgment is subject to the inherent uncertainties of any legal proceeding, based upon the Company's analysis of the factual and legal issues associated with the proceeding before the Idaho District Court and based on the opinions of outside counsel, as of the date hereof, it is management's belief that the Company should ultimately prevail in this matter, although there can be no assurance in this regard. Accordingly, the Company has not accrued any liability associated with this litigation.

The Company is subject to other legal proceedings and claims which have arisen in the ordinary course of its business and have not been finally adjudicated. Although there can be no assurance as to the ultimate disposition of these matters and the proceedings disclosed above, it is the opinion of the

Company's management, based upon the information available at this time, that the expected outcome of these matters, individually or in the aggregate, will not have a material adverse effect on the results of operations and financial condition of the Company.

NOTE 7:   EMPLOYEE BENEFIT PLANS

The Company and certain subsidiaries have defined benefit pension plans covering substantially all employees. One plan covering eligible salaried and hourly employees provides retirement benefits and is based on the employee's compensation during the highest 36 months of the last 120 months before retirement. Three other pension plans covering eligible hourly employees provide benefits of stated amounts for each year of service. It is the Company's policy to make contributions to these plans sufficient to meet the minimum funding requirements of applicable laws and regulations, plus such additional amounts, if any, as the Company and its actuarial consultants consider appropriate. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Plan assets for these plans consist principally of equity securities, insurance contracts and corporate and U.S. government obligations.

Net periodic pension cost (income) for the plans consisted of the following in 1996, 1995 and 1994 (in thousands):

                                     1996       1995      1994
                                    -------    ------    -------
Service cost                        $   881    $  778    $   938
Interest cost                         2,196     2,021      1,938
Return on plan assets                (3,499)   (2,607)    (2,737)
Amortization of transition asset       (419)     (434)      (434)
Amortization of unrecognized
  prior service cost                     91        70         70
Amortization of unrecognized net
  gain from earlier periods             (60)      (12)        (4)
                                    -------    ------    -------
    Net pension income              $  (810)   $ (184)   $  (229)
                                    =======    ======    =======

The following table sets forth the funded status of the plans and amounts recognized in the Company's consolidated balance sheets (in thousands):

                                                 December 31,
                                           -------------------------
                                             1996             1995
                                           --------         --------
Actuarial present value of
  benefit obligations:
  Vested benefits                          $ 29,917         $ 30,203
  Nonvested benefits                            321              155
                                           --------         --------
Accumulated benefit obligations              30,238           30,358
Effect of projected future salary
  and wage increases                          1,842            2,014
                                           --------         --------
Projected benefit obligations              $ 32,080         $ 32,372
                                           ========         ========
Plan assets                                $ 44,984         $ 39,881
Projected benefit obligations               (32,080)         (32,372)
                                           --------         --------
Plan assets in excess of projected
  benefit obligations                        12,904            7,509
Unrecognized net gain                        (9,260)          (3,976)
Unrecognized prior service cost               1,378              932
Unrecognized net asset
  at January 1                               (2,213)          (2,647)
                                           ---------        --------
Pension asset recognized in
  consolidated balance sheets              $  2,809         $  1,818
                                           ========         ========

The projected benefit obligation was calculated by applying the following rates:

                                                1996       1995
                                               ------      -----
Discount rate                                    7.50%     7.00%
Long-term compensation increase                  4.00%     4.00%
Long-term rate of return on
  plan assets                                    9.00%     8.00%

The Company provides certain postretirement benefits, principally health care and life insurance benefits for qualifying retired employees. The costs of these benefits are being funded out of general corporate funds and are accrued over the period in which active employees provide services to the Company. Net periodic postretirement benefit cost included the following components (in thousands):

                                       1996        1995        1994
                                      -------     -------    --------
Service cost                           $   16      $   13      $   24
Interest cost                             145         154         141
Amortization of gain                      (24)        (18)        (13)
                                       ------       -----      ------
Net postretirement benefit cost        $  137      $  149      $  152
                                       ======      ======      ======
                                               41

The  following  table  sets forth  the  status  of  the postretirement  benefits
programs  (other  than  pensions)  and  amounts  recognized  in  the   Company's
consolidated balance sheets (in thousands):

                                             December 31,
                                        --------------------
                                          1996         1995
                                        --------    --------
Accumulated postretirement
benefit obligations:
  Retirees                              $  1,236    $  1,353
  Fully eligible, active plan
    participants                             441         400
  Other active plan participants             234         310
                                        --------    --------
                                           1,911       2,063
Unrecognized net gain                        571         374
                                        --------    --------
Accumulated postretirement
  benefit obligations recognized
  in consolidated balance sheets        $  2,482    $  2,437
                                        ========    ========

The actuarial assumptions used in determining the Company's accumulated postretirement benefit obligation are provided in the table below. Due to the short period which the Company provides medical benefits to its retirees, the increases in medical costs are assumed to be 6% in each year. A 1% change in the assumed health care cost trend rate would not have a significant impact on the accumulated postretirement benefit obligation or the aggregate of service and interest costs for 1996 or 1995.

                                        1996     1995
                                       -------  -------
Discount rate                           7.50%   7.00%
Trend rate for medical benefits         6.00%   6.00%

The Company has a nonqualified deferred compensation plan which permits eligible officers, directors and key employees to defer a portion of their compensation. The deferred compensation, which together with Company matching amounts and accumulated interest is accrued and partially funded, is distributable in cash after retirement or termination of employment, and at December 31, 1996 and 1995, amounted to approximately $2.3 million and $1.8 million, respectively. The Company amended the Deferred Compensation Plan effective January 1, 1995. The amended plan allows the participants to defer up to a maximum of 50% of base salary and up to 100% of annual bonuses. The participant may elect to receive such deferred amounts, together with interest at the Moody's Corporate Bond Yield rate, in one payment at retirement, or on any plan anniversary after the completion of three years, as elected.

The Company has an employees' Capital Accumulation Plan which is available to all salaried and certain hourly employees after completion of six months of service. Employees may contribute from 2% to 15% of their compensation to the plan. The Company makes a matching contribution of 25% of an employee's contribution up to, but not exceeding, 5% of the employee's earnings. Commencing in 1997, the Company's matching contribution will be 25% of an employee's contribution up to, but not exceeding, 6% of the employee's earnings. The Company's contribution was approximately $190,000 in 1996, $173,000 in 1995, and $170,000 in 1994.

NOTE 8:  SHAREHOLDERS' EQUITY

Preferred Stock

The Company has 2.3 million shares of Series B Cumulative Convertible Preferred Stock (the Preferred Shares) outstanding. Holders of the Preferred Shares are entitled to receive cumulative cash dividends at the annual rate of $3.50 per share payable quarterly, when and if declared by the Board of Directors.

The Preferred Shares are convertible, in whole or in part, at the option of the holders thereof, into shares of common stock at an initial conversion price of $15.55 per share of common stock. The Preferred Shares were not redeemable by the Company prior to July 1, 1996. After such date, the shares are redeemable at the option of the Company at any time, in whole or in part, initially at $52.45 per share and thereafter at prices declining ratably on each July 1 to $50 per share on or after July 1, 2003.

Holders of the Preferred Shares have no voting rights except if the Company fails to pay the equivalent of six quarterly dividends. If these dividends are not paid, the holders of Preferred Shares, voting as a class, shall be entitled to elect two additional directors. The holders of Preferred Shares also have voting rights related to certain amendments to the Company's Articles of Incorporation.

The Preferred Shares rank senior to the common stock and any outstanding shares of Series A Preferred Shares. The Preferred Shares have a liquidation preference of $50 per share plus all declared and unpaid dividends which aggregate $117,012,000 at December 31, 1996.

Shareholder Rights Plan

In 1996, the Company adopted a new Shareholder Rights Plan replacing the 1986 Shareholder Rights Plan which had expired. Pursuant to this plan, holders of common stock received one preferred share purchase right for each common share held. The rights will be triggered once an Acquiring Person, as defined in the plan, acquires 15% or more of the Company's outstanding common shares. The 15% triggering threshold may be reduced by the Board of Directors to not less than 10%. When exercisable, the right would, subject to certain adjustments and alterations, entitle rightholders, other than the Acquiring Person or group, to purchase common stock of the Company or the acquiring company having a market value of twice the $50 exercise price of the right. The rights are nonvoting, may be redeemed at any time at a price of one cent per right, and expire in May 2006. Additional details are set forth in the Rights Agreement filed with the Securities and Exchange Commission on May 10, 1996.

Stock Option Plans

At December 31, 1996, executives, key employees and directors had been granted options to purchase common shares under stock option plans described below. The Company has adopted the disclosure-only provisions of SFAS No. 123. No compensation expense has been recognized in 1996 or 1995 for unexercised options related to the stock option plans. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards in 1996 and 1995 consistent with the provisions of SFAS No. 123, the Company's loss and per share loss applicable to common shareholders would have been increased to the pro forma amounts indicated below (in thousands, except per share amounts):

                                    1996          1995
                                 ----------    ----------
Loss applicable to common
   shareholders:
      As reported                  $ 40,404     $109,769
      Pro forma                    $ 41,261     $109,826

Loss applicable to common
   shareholders per share:
      As reported                  $   0.79     $   2.28
      Pro forma                    $   0.81     $   2.28

The fair value of each option grant is estimated  on the date of grant using the
Black-Scholes   option-pricing  model   with   the  following   weighted-average
assumptions:

   Expected dividend yield            0.00%
   Expected stock price volatility   42.65%
   Risk-free interest rate:           5.63%
   Expected life of options           4.1 years

The weighted average grant-date fair value of options granted in 1996 and 1995 was $3.40 and $4.17, respectively.

The Company adopted a nonstatutory stock option plan in 1987. The plan provides that options may be granted to certain officers and key employees to purchase common stock at a price of not less than 50% of the fair market value at the date of grant. The plan also provides that options may be granted with a corresponding number of stock appreciation rights and/or tax offset bonuses to assist the optionee in paying the income tax liability that may exist upon exercise of the options. All of the outstanding stock options under the 1987 plan were granted at an exercise price equal to the fair market value at the date of grant and with an associated tax offset bonus. In 1995, 15,000 options under the 1987 plan were granted. Outstanding options under the 1987 plan are immediately exercisable for periods up to ten years. At December 31, 1996, there were 53,748 shares available for grant in the future under the plan. The plan expires on February 13, 1997.

In 1995, the Company adopted the new Hecla Mining Company Stock Plan for Nonemployee Directors (the Directors' Stock Plan), which is subject to termination by the Board of Directors at any time. Each nonemployee director is credited with 1,000 shares of the common stock of the Company on May 30 of each year. Nonemployee directors joining the Board of Directors after May 30 of any year are credited with a pro-rata number of shares based upon the date they join the Board. All credited shares are held in trust for the benefit of each director until delivered to the Director. Delivery of the shares from the trust occurs upon the earliest of (1) death or disability; (2) retirement; (3) a cessation of the director's service for any other reason; or (4) a change in control of the Company. Subject to certain restrictions, directors may elect to receive delivery of shares on such date or in annual installments thereafter over 5, 10 or 15 years. The shares of common stock credited to nonemployee directors pursuant to the Directors' Stock Plan may not be sold until at least six months following the date they are delivered. The maximum number of shares of common stock which may be granted pursuant to the Directors' Stock Plan is 120,000. During 1996 and 1995, 7,000 and 6,539 shares, respectively, were credited to the nonemployee directors. At December 31, 1996, there were 106,461 shares available for grant in the future under the plan.

In 1995, the shareholders of the Company approved the 1995 Stock Incentive Plan which provides for a variety of stock-based grants to the Company's officers and key employees. The plan provides for the grant of stock options, stock appreciation rights, restricted stock and performance units to eligible officers and key employees of the Company. Stock options under the plan are required to be granted at 100% of the market value of the stock on the date of the grant. There were no options to acquire shares granted in 1995 under the 1995 plan. The terms of such options shall be no longer than ten years from the date of grant. During 1996, 278,000 options to acquire shares were granted to the Company's officers and key employees of which 215,000 of these options to acquire shares have vesting requirements of 20% on the grant date and 20% on each of the next four anniversary dates from the grant date. During 1996, 1,500 options to acquire shares expired under the 1995 plan. At December 31, 1996, there were 1,723,500 options to acquire shares available for grant in the future under the plan.

Transactions concerning stock options pursuant to all of the above described plans are summarized as follows:

                                                                Weighted Average
                                                 Shares           Exercise Price
                                                --------          --------------
         Outstanding, December 31, 1993          301,660               $10.39

         Year ended December 31, 1994
                 Granted                         120,000               $ 9.63
                 Exercised                       (61,037)              $ 8.69
                 Expired                         (13,123)              $11.23
                                                 -------
         Outstanding, December 31, 1994          347,500               $10.35

         Year ended December 31, 1995
                 Granted                          15,000               $ 9.38
                 Exercised                       (12,500)              $ 9.81
                 Expired                         (33,508)              $ 8.62
                                                 -------
         Outstanding, December 31, 1995          316,492               $10.51
                                                 -------
         Year ended December 31, 1996
                 Granted                         278,000               $ 8.28
                 Exercised                           - -                  - -
                 Expired                         (48,500)              $10.57
                                                 -------
         Outstanding, December 31, 1996          545,992               $ 9.37
                                                 =======

The following table presents information about the options outstanding as of December 31, 1996.

<CAPTION
                                                                                     Weighted Average
                                                                            ---------------------------------
                                                           Range of                               Remaining
                                        Shares          Exercise Price      Exercise Price      Life (Years)
                                        --------      --------------        --------------      -------------
    Exercisable options                  221,915      $ 6.75 - $ 9.63            $ 8.85             8.2
    Exercisable options                  152,077      $10.38 - $12.25            $11.26             2.9
                                        --------
    Total exercisable options            373,992      $ 6.75 - $12.25            $ 9.84             6.0

    Unexercisable options                172,000      $ 6.75 - $ 8.63            $ 8.37             9.2
                                        --------
        Total all options                545,992      $ 6.75 - $12.25            $ 9.37             7.1
                                        ========

The aggregate amounts charged (credited) to operations in connection with the plans were $0, $(21,000) and $(23,000) in 1996, 1995 and 1994, respectively.

As a result of the acquisition of Equinox Resources Ltd. (Equinox) in 1994, the outstanding options under the Equinox stock option plan became exercisable for Hecla common shares. Transactions concerning the Equinox options, giving effect to the common share exchange ratio, are as follows:

                                                    Exercise
                                   Shares             Price
                               ------------    ---------------------
Outstanding, December 31, 1993     252,300     $ 3.78 - $19.56

Year ended December 31, 1994
     Exercised                    (251,400)    $ 3.45 - $17.82
                               -----------
Outstanding, December 31, 1994         900              $17.82

Year ended December 31, 1995
     Expired                          (900)             $17.82
                               -----------
Outstanding, December 31, 1995         - -                 - -
                               ===========

1996 Common Stock Offering

On January 23, 1996, 2,875,000 shares of the Company's common stock were sold under the Company's existing Registration Statement which provides for the issuance of up to $100.0 million of equity and debt securities. The net proceeds from the offering of approximately $22.0 million were used principally to reduce the outstanding borrowings under the Company's bank credit agreement.

NOTE 9:  BUSINESS SEGMENTS (IN THOUSANDS)

                                                                   1996              1995               1994
                                                               ------------       -----------        -----------
Net sales to unaffiliated customers
   Metals (including $32,034, $27,729
       and $18,493 from Mexican operations
       in 1996, 1995 and 1994)                                 $     81,409       $    79,810        $    60,828
   Industrial minerals (including $4,204,
       $2,664 and $2,885 in Mexico in 1996,
       1995 and 1994)                                                76,843            67,391             60,229
   Specialty metals                                                     - -             4,414              4,285
                                                               ------------       -----------        -----------
                                                               $    158,252       $   151,615        $   125,342
                                                               ============       ===========        ===========
Income (loss) from operations
   Metals (including $7,734, $6,396
       and $2,307 from Mexican operations
       in 1996, 1995 and 1994)                                 $    (38,711)      $  (109,449)       $   (24,658)
   Industrial minerals (including $92,
       $(341) and $(810) in Mexico in 1996,
       1995 and 1994)                                                 9,083             6,690              6,872
   Specialty metals                                                     - -               255                  3
   General corporate                                                 (9,703)           (9,738)           (11,656)
                                                               ------------       -----------        -----------
                                                               $    (39,331)      $  (112,242)       $   (29,439)
                                                               ============       ===========        ===========
Capital expenditures
   Metals (including $411, $2,319 and
       $466 in Mexico in 1996, 1995
       and 1994)                                               $     30,388       $    32,838        $    62,002
   Industrial minerals (including
       $93, $183 and $1,352 in Mexico
       in 1996, 1995 and 1994)                                        3,075            11,811              3,615
   Specialty metals                                                     - -                81                453
   General corporate assets                                             268               578                489
                                                               ------------       -----------        -----------
                                                               $     33,731       $    45,308        $    66,559
                                                               ============       ===========        ===========
Depreciation, depletion and amortization
   Metals                                                      $     15,728       $    18,859        $     9,699
   Industrial minerals                                                4,723             4,580              4,501
   Specialty metals                                                     - -                23                 33
   General corporate assets                                             338               367                524
                                                               ------------       -----------        -----------
                                                               $     20,789       $    23,829        $    14,757
                                                               ============       ===========        ===========
Identifiable assets
   Metals (including $7,268, $15,702
       and $19,241 in Mexico in 1996,
       1995 and 1994)                                          $    155,082       $   144,246        $   179,258
   Industrial minerals (including
       $3,513, $4,888 and $6,192 in
       Mexico in 1996, 1995 and 1994)                                70,613            71,163             59,502
   Specialty metals                                                     - -               - -              6,288
   General corporate assets                                          34,520            35,998             36,507
   Idle facilities                                                    8,178             6,783             53,027
                                                               ------------       ------------       -----------
                                                               $    268,393       $   258,190        $   334,582
                                                               ============       ===========        ===========

Net sales and identifiable assets of each segment are those that are directly identified with those operations. General corporate assets consist primarily of cash, receivables, investments and corporate property, plant and equipment. As a result of depressed metals prices, operations were suspended at the Greens Creek mine in April 1993, and the property was placed on a care-and-maintenance basis pending resumption of operations. At December 31, 1994, the Company's recorded net book value of identifiable assets at the Greens Creek mine was approximately $50.3 million. This amount was classified in the idle facilities category at December 31, 1994. On May 17, 1995, the Company announced plans for redevelopment of the Greens Creek mine and at December 31, 1996 and 1995, the recorded net book value of identifiable assets at the Greens Creek mine was classified in the metals category. The Greens Creek mine recommenced operations in July 1996 and full production levels were achieved in January 1997.

NOTE 10:  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data and to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value. Potential income tax ramifications related to the realization of unrealized gains and losses that would be incurred in an actual sale or settlement have not been taken into consideration.

The carrying amounts for cash and cash equivalents, accounts and notes receivable, restricted investments and current liabilities are a reasonable estimate of their fair values. Fair value for equity securities investments available for sale is determined by quoted market prices. The fair value of long-term debt is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for debt with similar remaining maturities.

The   estimated  fair  values  of  financial  instruments  are  as  follows  (in thousands):

                                                      December 31,
                                   -------------------------------------------------
                                            1996                     1995
                                   -----------------------     ---------------------
                                    Carrying       Fair        Carrying       Fair
                                    Amounts        Value        Amounts       Value
                                   ----------     --------     --------     --------
Financial assets
  Cash and cash equivalents        $    8,256     $  8,256     $  4,024     $  4,024
  Accounts and notes receivable        24,168       24,168       25,571       25,571
  Investments
    Equity securities available
       for sale                           165          165          455          455
    Restricted                         20,674       20,674       16,254       16,254
  Gold spot deferred contracts            - -          299          - -          - -
  Gold forward sales contracts            - -           43          - -          228
  Gold put options                        - -          772          - -          436
Financial liabilities
  Current liabilities                  32,712       32,712       25,965       25,965
  Long-term debt - principal           38,208       38,208       36,104       35,563
  Gold call options                       - -            2          - -          134


                                                                    Exhibit 23.1






                                 Commission File No. 1-8491


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Hecla Mining Company and subsidiaries on Forms S-3 (File No. 33-72832 and No. 33-59659) and Forms S-8 (File No. 33-7833, 33-41833, 33-14758, 33-40691, 33-
60095 and 33-60099) of our report, which includes an explanatory paragraph concerning changes in accounting for environmental remediation liabilities in 1996, impairment of long-lived assets in 1995, and accounting for investments in 1994, dated February 7, 1997, on our audits of the consolidated financial statements of Hecla Mining Company and subsidiaries as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, which report is included in this Form 8-K.



/s/ Coopers & Lybrand L.L.P.

Spokane, Washington
February 18, 1997